Exhibit 10.16

EXECUTION VERSION

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

JJILL TOPCO HOLDINGS, LP,

A DELAWARE LIMITED PARTNERSHIP

Dated as of May 8, 2015

THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS INSTRUMENT IS SUBJECT TO THE CONDITIONS SPECIFIED IN THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP AMONG THE PARTNERS OF THE ISSUER.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY BE SUBJECT TO ONE OR MORE EQUITY GRANT AGREEMENTS, AS MAY BE AMENDED FROM TIME TO TIME, BY AND BETWEEN THE ISSUER AND ONE OR MORE OF THE ISSUER’S EQUITYHOLDERS.

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EXHIBITS:

Exhibit A	Form of Joinder to Amended and Restated Agreement of Limited Partnership
Exhibit B	Form of Spousal Agreement

SCHEDULES:

Schedule A	Officers of the Partnership as of May 8, 2015
Schedule B	Partners Schedule as of May 8, 2015
Schedule C	Persons Holding Class A Common Interests

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AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

JJILL TOPCO HOLDINGS, LP

This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”), dated as of May 8, 2015, of JJill Topco Holdings, LP, a Delaware limited partnership (the “Partnership”), is made by and among JJ Holdings GP, LLC, a Delaware limited liability company, as the sole general partner of the Partnership (the “General Partner”), and each of the Persons (as herein defined) who is a party to or otherwise bound by this Agreement and listed on the Partners Schedule (as herein defined) (collectively, the “Limited Partners” and together with the General Partner, the “Partners”, it being understood that the terms General Partner, Limited Partners and Partners shall be deemed to include any Person hereafter admitted to the Partnership as a general partner or a limited partner, pursuant to and accordance with the Delaware Act (as herein defined) and the terms of this Agreement).

PREAMBLE

WHEREAS, the Partnership was formed as a limited partnership pursuant to the Delaware Act by the filing of its certificate of limited partnership (as amended from time to time, the “Certificate of Limited Partnership”) on March 26, 2015 with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”);

WHEREAS, pursuant to that certain Agreement of Limited Partnership of the Partnership, dated as of March 26, 2015, 2015 (the “Prior Agreement”) the original limited partner of the Partnership was TI IV JJill Holdings, LP (the “Initial TowerBrook Limited Partner”);

WHEREAS, prior to the date hereof, the Partnership has entered into those certain Rollover Agreements (the “Rollover Agreements”) with each of the Rollover Partners (as herein defined) pursuant to which, contemporaneous with the execution and delivery of this Agreement, each of the Rollover Partners has contributed or is deemed to have contributed to the Partnership the Capital Contribution (as herein defined) listed opposite such Rollover Partner’s name on the Partners Schedule in exchange for the number of Series A Preferred Interests (as herein defined) listed opposite such Rollover Partner’s name on the Partners Schedule;

WHEREAS, the parties hereto intend that each Capital Contribution described in the immediately preceding proviso is a transaction described in Section 721 of the Code;

WHEREAS, contemporaneous with the effectiveness of this Agreement, the Partnership may grant certain Class A Common Interests (as herein defined) to certain directors, officers, employees, independent contractors and other service providers of the Partnership or its Subsidiaries (as herein defined) pursuant to those certain Equity Grant Agreements (as herein defined) (if any) entered into by the Partnership as of the date hereof;

WHEREAS, the Initial TowerBrook Limited Partner and the General Partner desire to amend and restate the Prior Agreement in its entirety as set forth herein; and

WHEREAS, contemporaneous with the effectiveness of this Agreement, the Partnership is adopting the Incentive Equity Plan (as herein defined).

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the General Partner and the Limited Partners hereby agree as follows:

ARTICLE I

Definitions

1.1 Definitions. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided in this Agreement):

“Affiliate” means, when used with reference to a specified Person, any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, by contract or otherwise). With respect to any Person who is an individual, “Affiliates” shall also include any member of such individual’s Family Group.

“Amended and Restated GP Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of the date hereof, by and among TowerBrook Investors IV (Onshore), L.P., an exempted limited partnership organized under the laws of the Cayman Islands, TowerBrook Investors IV (892), L.P., a limited partnership organized under the laws of Alberta, TowerBrook Investors IV (OS), L.P., a limited partnership organized under the laws of Alberta, TowerBrook Investors IV Executive Fund, L.P., an exempted limited partnership organized under the laws of the Cayman Islands and TowerBrook Investors IV Team Daybreak, L.P., an exempted limited partnership organized under the laws of the Cayman Islands.

“Bankruptcy” means, with respect to a Partner, that: (i) such Partner has (A) made an assignment for the benefit of creditors, (B) filed a voluntary petition in bankruptcy, been adjudged bankrupt or insolvent, or had entered against such Partner an order of relief in any bankruptcy or insolvency proceeding, (C) filed a petition or an answer seeking for such Partner any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation or filed an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Partner in any proceeding of such nature, or (D) sought, consented to, or acquiesced in the appointment of a trustee, receiver or liquidator of such Partner or of all or any substantial part of such Partner’s properties; (ii) 120 days have elapsed after the commencement of any proceeding against such Partner seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation and such proceeding has not been dismissed; or (iii) 90 days have elapsed since the appointment without such Partner’s consent or acquiescence of a trustee, receiver or liquidator of such Partner or of all or any substantial part of such Partner’s properties and such appointment has not been vacated or stayed or the appointment is not vacated within 90 days after the expiration of such stay.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks are authorized or required to close in the state of New York.

“Capital Account” means, with respect to any Partner, the capital account maintained for such Partner pursuant to Section 6.2.

“Capital Contribution” means, with respect to each Partner, the amount of cash or the Fair Value of property contributed by such Partner to the Partnership as set forth on Schedule B hereto;

“Carrying Value” means, with respect to any Partnership asset, except as set forth below, the asset’s adjusted basis for United States federal income tax purposes, reduced by any amounts included in such basis attributable to liabilities allocated to the Partnership pursuant to Section 752 of the Code, except that the initial Carrying Value of any asset contributed by a Partner to the Partnership shall be the gross Fair Value of such asset as of the date of such contribution, and the Carrying Values of all Partnership assets may, at the discretion of the General Partner, be adjusted to equal their respective Fair Values, in accordance with the rules set forth in Regulation section 1.704–1(b)(2)(iv)(f), as provided for in Section 8.2(c). In the case of any Partnership asset that has a Carrying Value that differs from its adjusted tax basis, the Carrying Value shall be adjusted by the amount of depreciation, depletion and amortization calculated for purposes of the definitions of “Net Income” and “Net Loss” rather than the amount of depreciation, depletion and amortization determined for U.S. federal income tax purposes.

“Class A Common Interest” means an Interest having the rights and obligations specified with respect to a “Class A Common Interest” in this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Interests” means an Interest having the rights and obligations specified with respect to “Common Interests” in this Agreement (including the Class A Common Interests).

“Corporate Opportunity” means any opportunity, whether potential or actual, of which any Covered Person (or any of its Subsidiaries) or Partner, as applicable, and, in each case, other than an employee, service provider or consultant of the Operating Company or one of its Subsidiaries, has knowledge or becomes aware, that is the same as or relates to an existing or contemplated business of the Partnership, the Operating Company or any of their respective Subsidiaries regardless of (1) the degree of interest that the Partnership, the Operating Company or any of their respective Subsidiaries may have in such opportunity, (2) whether the Partnership, the Operating Company or any of their respective Subsidiaries has a property interest or right in such opportunity, (3) whether the Partnership, the Operating Company or any of their respective Subsidiaries has financial resources to pursue such opportunity, or (4) whether the Partnership, the Operating Company or any of their respective Subsidiaries has any expectation that such Covered Person or such Partner, as applicable, should offer the Corporate Opportunity to the Partnership, the Operating Company or any of their respective Subsidiaries.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

“Effective Date” means the date of this Agreement.

“Equity Grant Agreement” means any grant agreement into which the Partnership enters with any director, officer, employee, independent contractor, or other service provider of the Partnership or any Subsidiary of the Partnership with respect to the issuance of Class A Common Interests pursuant to the Incentive Equity Plan on or after the date hereof, as may be amended and/or restated from time to time.

“Fair Market Value” of any Interest as of any date means the amount of proceeds that would be distributed to a holder of such Interest on such date pursuant to Section 7.2 hereof in connection with an arm’s-length sale of the entire Partnership to a willing buyer having all relevant knowledge, as determined by the General Partner in the exercise of its reasonable business judgment, giving effect to the relative preferences of the different types, classes and series of such Interest.

“Fair Value” means the value of any asset, determined in good faith by the General Partner.

“Family Group” means, with respect to any Person who is an individual, (i) such Person’s spouse, former spouse, siblings, descendants (whether natural or adopted), and parents (collectively, “relatives”), (ii) the trustee, fiduciary or personal representative of such Person and any trust solely for the benefit of such Person and/or such Person’s relatives or (iii) any limited partnership, limited liability company or corporation the governing instruments of which provide that such Person shall have the exclusive, nontransferable power to direct the management and policies of such entity and of which the sole owners of partnership interests, membership interests or any other equity interests are limited to such Person and such Person’s relatives.

“Incentive Equity Plan” means that certain Incentive Equity Plan of the Partnership, which is hereby adopted by the Partnership on the date hereof.

“Independent Third Party” means any Person other than the TowerBrook Limited Partners or any of their respective Affiliates.

“Information Rights Partner” means each (i) Partner holding at least 5% of the issued and outstanding Series A Preferred Interests and (ii) each other Partner that is designated as an “Information Rights Partner” in such Partner’s Rollover Agreement or such Partner’s subscription agreement with the Partnership pursuant to which such Partner subscribed for Interests hereunder.

“Interest” means an interest representing a fractional part of the Partnership Interests of all of the Partners and shall include all types and classes and/or series of Interests; provided that any type, class or series of Interest shall have the designations, preferences and/or special rights set forth in this Agreement and any applicable Equity Grant Agreement and the Partnership Interests represented by such type or class or series of Interest shall be determined in accordance with such designations, preferences and/or special rights.

“Majority in Voting Interest” means, at any time, the Partners which own a majority of the votes attributable to all of the Series A Preferred Interests entitled to vote pursuant to Section 4.1(a) outstanding at such time.

“Net Income” and “Net Loss” means, for each Taxable Year or other period, the taxable income or loss of the Partnership, or particular items thereof, determined in accordance with the accounting method used by the Partnership for United States federal income tax purposes, with the following adjustments:

(a) all items of income, gain, loss or deduction allocated pursuant to Section 8.2 shall not be taken into account in computing such taxable income or loss;

(b) any income of the Partnership that is exempt from United States federal income taxation and not otherwise taken into account in computing Net Income and Net Loss shall be added to such taxable income or loss;

(c) any expenditures of the Partnership that are described in Section 705(a)(2)(B) of the Code or are treated as described in Section 705(a)(2)(B) of the Code pursuant to Regulation section 1.704–1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Income and Net Loss shall be treated as deductible items;

(d) if the Carrying Value of any asset differs from its adjusted tax basis for United States federal income tax purposes, any gain or loss resulting from a disposition of such asset shall be calculated with reference to such Carrying Value;

(e) if the Carrying Value of any asset differs from its adjusted tax basis for United States federal income tax purposes the amount of depreciation, amortization or cost recovery deductions with respect to such asset shall for purposes of determining Net Income and Net Loss be an amount which bears the same ratio to such Carrying Value as the United States federal income tax depreciation, amortization or other cost recovery deductions bears to such adjusted tax basis (provided, that if the United States federal income tax depreciation, amortization or other cost recovery deduction is zero, the General Partner may use any reasonable method for purposes of determining depreciation, amortization or other cost recovery deductions in calculating Net Income and Net Loss); and

(f) if the Carrying Value of any Partnership property is adjusted as provided in Section 8.2(c), the amount of such adjustment shall be taken into account, immediately prior to the event giving rise to such adjustment, as gain or loss from the disposition of such property.

“Officer Employment Agreement” means any employment agreement between the Partnership or any of its Subsidiaries, on the one hand, and any Officer of the Partnership or any of its Subsidiaries, on the other hand.

“Operating Company” means Jill Acquisition, LLC, a Delaware limited liability company, and any successor thereto.

“Other Limited Partner” means any Limited Partner that is not a TowerBrook Limited Partner.

“Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each partner nonrecourse debt (as defined in Regulation section 1.704–2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Regulation section 1.752–1(a)(2)) determined in accordance with Regulation section 1.704–2(i)(3).

“Partnership Interest” means the partnership interest acquired by a Partner in the Partnership, including such Partner’s right (based on the type and class and/or series of Interest or Interests held by such Partner and taking into account the terms of any applicable Equity Grant Agreement), as applicable, (i) to a distributive share of Net Income, Net Loss and other items of income, gain, loss, deduction and credits of the Partnership, (ii) to a distributive share of the assets of the Partnership, (iii) to vote on, consent to or otherwise participate in any decision of the Partners, and (iv) to any and all other benefits to which such Partner may be entitled as provided in this Agreement or the Delaware Act.

“Partnership Minimum Gain” has the meaning set forth in Regulation section 1.704–2(b)(2) and 1.704–2(d).

“Permitted Transferee” means:

(i) with respect to any TowerBrook Limited Partner, (x) any TowerBrook Fund, (y) any Affiliate, partner, member or stockholder of such TowerBrook Limited Partner or of any TowerBrook Fund and (z) any other TowerBrook Limited Partner and any Affiliate, partner, member or stockholder of any other TowerBrook Limited Partner, and

(ii) with respect to any Other Limited Partner, such Other Limited Partner’s wholly owned Subsidiaries, and, if such Other Limited Partner is an individual, to any member of such Other Limited Partner’s Family Group.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof or any other entity or organization.

“Preferred Interests” means an Interest having the rights and obligations specified with respect to “Preferred Interests” in this Agreement (including the Series A Preferred Interests).

“Preferred Return” means a preferred return of 8% per annum compounded on June 30 and December 31 of each year which shall accrue daily on the Unreturned Capital attributable to each Series A Preferred Interest, determined by taking into account the times at which the Partners made Capital Contributions and the Partnership made any distributions.

“Profits Interest” shall mean an interest in the future profits of the Partnership satisfying the requirements for a partnership profits interest transferred in connection with the performance of services, as set forth in IRS Revenue Procedures 93-27 and 2001-43, or any future IRS guidance or other authority that supplements or supersedes the foregoing Revenue

Procedures; provided, that all Partners, whether parties hereto as of the date hereof or admitted after the date hereof, consent to the Partnership’s taking all actions, including amending this Agreement, to the extent necessary or appropriate to cause the Class A Common Interests to be treated as Profits Interests for all United States federal income tax purposes, to be valued based on liquidation value or similar principles and to permit allocations of income to be made to such Partners to be respected even if such Interests are subject to risk of forfeiture, including any action required by the Partnership under Revenue Procedure 2001-43, unless superseded by Notice 2005-43, in which case, such consent shall allow the Partnership to take any and all actions as may be necessary or desirable pursuant to such notice, final or temporary regulations that may be promulgated to bring into effect the Proposed Regulations (Prop. Treas. Reg. § § 1.83-3, 1.704-1, 1.706-3, 1.707-1, 1.721-1, 1.761-1) set forth in the notice of proposed rulemaking (REG–105346–03), and any similar or related authority.

“Profits Interest Threshold” shall mean, with respect to each (i) Class A Common Interest, the amount specified as such in the applicable Equity Grant Agreement for such Class A Common Interest, which amount is intended to be specified at a level such that the Class A Common Interests are Profits Interest at the time of issuance and (ii) other Common Interest, the amount specified by the General Partner at which such Common Interests shall be Profits Interests as subject to customary adjustments in the event of any subdivision or combination of Interests, reclassification, recapitalization, split, dividend of securities or similar transaction.

“Public Offering” means an underwritten public offering and sale of equity securities of the Partnership or any IPO Newco pursuant to an effective registration statement under the Securities Act; provided that a Public Offering shall not include an offering made in connection with a business acquisition or combination pursuant to a registration statement on Form S-4 or any similar form, or an employee benefit plan pursuant to a registration statement on Form S-8 or any similar form.

“Regulations” means the regulations promulgated under the Code, as amended from time to time.

“Rollover Partners” means the Limited Partners designated as “Rollover Partners” on the Partners Schedule.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Interest” means an Interest having the rights and obligations specified with respect to a “Series A Preferred Interest” in this Agreement.

“Series A Preferred Original Price Per Interest” means $1.00.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the membership, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of such Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, manager, board of managers or a general partner of such limited liability company, partnership, association or other business entity.

“Tax Advance” means any distribution made by the Partnership pursuant to Section 7.3.

“Tax Matters Partner” has the meaning set forth in Code Section 6231.

“Tax Rate” means the highest hypothetical combined U.S. federal, state, and local tax rates for an individual resident of New York, New York applicable to income and gain attributable to the Partnership, taking into account (where relevant) the holding period of Partnership assets, the year in which the taxable net income or gain is recognized by the Partnership, the character of such income or gain, and the deductibility of state and local income taxes as applicable at the time for United States federal income tax purposes (and any limitations thereon, including pursuant to Section 68 of the Code).

“Taxable Year” means the Partnership’s taxable year ending on December 31 (or part thereof in the case of the Partnership’s first and last taxable years), or such other year as is (i) required by Section 706 of the Code or (ii) determined by the General Partner (if no year is so required by Section 706 of the Code).

“TCP” means TowerBrook Capital Partners L.P., a Delaware limited partnership or its successor.

“TowerBrook Fund” means any private equity fund or investment vehicle that is advised, managed or directly or indirectly controlled by TCP or one of its Affiliates.

“TowerBrook Limited Partners” means, collectively, the Initial TowerBrook Limited Partner, any other TowerBrook Fund or any entity directly or indirectly owned or controlled by a TowerBrook Fund formed for the purpose of a TowerBrook Fund’s indirect investment that becomes a Limited Partner and any of their respective Permitted Transferees.

“TowerBrook Majority Holders” means, at any time, a TowerBrook Limited Partner or TowerBrook Limited Partners that own a majority of the number of Series A Preferred Interests owned by the TowerBrook Limited Partners at such time.

“Transfer” means any direct or indirect (through indirect ownership changes or otherwise) sale, transfer, conveyance, assignment, pledge, hypothecation, gift, delivery or other disposition, voluntarily or involuntarily, by operation or law, with or without consideration, or otherwise.

“Unreturned Capital” means, with respect to any Partner as of any date of determination, the excess, if any, of the cumulative amount of Capital Contributions made by such Partner as of such date, over the amount or amounts previously distributed to such Partner pursuant to Section 7.2 as of such date.

“Vested Class A Common Interest” means, as of the applicable date, a Class A Common Interest which is vested pursuant to the applicable Equity Grant Agreement.

1.2 Other Definitions. The following additional terms are defined in the Sections of this Agreement indicated below:

Term	Section
Agreement	Introduction
Approved Partnership Sale	12.1
Approving Limited Partners	12.1
Capital Account	6.2(a)
Certificate of Limited Partnership	Preamble
Covered Persons	3.3
Delaware Secretary of State	Preamble
Excess Distribution Partners	7.2(b)
Excess Tax Advance	7.3(b)
General Partner	Introduction
Indemnified Person	3.5(b)
Indemnitee-Related Entities	3.5(f)(i)
Initial TowerBrook Limited Partner	Preamble
IPO Newco	14.16(a)
Jointly-Indemnifiable Claims	3.5(f)(ii)
Limited Partners	Introduction
Liquidator	10.2(a)
Officers	3.2(a)
Partners	Introduction
Partners Schedule	5.1
Partnership	Introduction
Prior Agreement	Preamble
Qualified Initial Public Offering	14.16(a)
Recipient Investors	11.3(a)
Rollover Agreements	Preamble
Sale Notice	11.3(a)
SECURITIES ACT	Cover Page
Tag-Along Sale	11.3(a)
Tagging Investors	11.3(a)
Tax Advance	7.3(a)
Tax Allocations	8.4(b)
Tax Matters Partner	9.4
Transferring Equityholder	11.3(a)
Withholding Advances	7.4(b)(i)

1.3 Other Interpretative Provisions. Where the context so indicates, (a) defined terms used in this Agreement in the singular shall import the plural and vice versa and (b) the masculine shall include the feminine, and the neuter shall include the masculine and feminine. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

ARTICLE II

Organization of the Partnership

2.1 Formation.

(a) The Certificate of Limited Partnership was prepared, executed and filed with the Delaware Secretary of State on March 26, 2015 in conformity with the Delaware Act, all of which is hereby authorized and ratified in all respects. This Agreement shall constitute the “partnership agreement” (as that term is used in the Delaware Act) of the Partnership. The rights, powers, duties, obligations and liabilities of the Partners shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Partner are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

(b) The General Partner or any Officer of the Partnership designated by the General Partner as an “authorized person” within the meaning of the Delaware Act is hereby authorized, at any time that the applicable Partners have approved an amendment to the Certificate of Limited Partnership in accordance with the terms hereof, to promptly execute, deliver and file such amendment in accordance with the Delaware Act.

2.2 Name. The name of the Partnership is “JJill Topco Holdings, LP” or such other name or names as the General Partner may from time to time delegate; provided that the name shall always contain the words “Limited Partners,” “LP” or “L.P.”

2.3 Principal Place of Business. The principal place of business of the Partnership shall be at 4 Batterymarch Park, Quincy, MA 02169, or at such other or additional place or places as the General Partner shall determine from time to time. The Partnership may have other offices, either within or outside of the State of Delaware, at such place or places as the General Partner may from time to time designate or the business of the Partnership may require.

2.4 Registered Office; Agent. The Partnership shall maintain a registered office in the State of Delaware at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808 or at such other place within the State of Delaware as the General Partner may designate. The name and address of the Partnership’s registered agent for service of process on the Partnership in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, or such other agent as the General Partner may from time to time designate.

2.5 Term. The term of existence of the Partnership shall be perpetual from the date the Certificate of Limited Partnership was filed with the Delaware Secretary of State, unless the Partnership is dissolved in accordance with the provisions of this Agreement.

2.6 Purposes and Powers. The purposes and character of the business of the Partnership shall be to transact any or all lawful business for which limited partnerships may be organized under the Delaware Act. The Partnership and the General Partner, acting on behalf of the Partnership, shall have any and all powers that are necessary or desirable to carry out the purposes and business of the Partnership, including the ability to incur and guaranty indebtedness, to the extent the same may be legally exercised by limited partnerships under the Delaware Act. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Partnership or the General Partner, acting on behalf of the Partnership, to possess any purpose or power, or to do any act or thing, forbidden by law to a limited partnership organized under the laws of the State of Delaware.

ARTICLE III

Management of the Partnership

3.1 General Partner.

(a) Generally. Except as otherwise expressly provided herein, the management and operation of the Partnership shall be vested exclusively in the General Partner, who shall have the power and authority on behalf and in the name of the Partnership to carry out any and all of the purposes of the Partnership and to perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary or advisable or incidental thereto. Except as otherwise expressly provided in this Agreement, the General Partner shall have, and shall have full authority in its sole discretion to exercise, on behalf of and in the name of the Partnership, all rights and powers of a general partner of a limited partnership under the Delaware Act necessary or convenient to carry out the purposes of the Partnership. Without limiting the generality of this Section 3.1, the General Partner is hereby authorized and empowered in the name of and on behalf of the Partnership to do any and all acts necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in this Section 3.1, including:

(i) to acquire, hold, manage, own, sell, transfer, convey, assign, exchange, pledge or otherwise dispose of the Partnership’s interest in securities or any other investments made or other property held by the Partnership, including investments in capital stock, bonds, notes, debentures and other obligations, investment contracts, partnership shares, limited liability company shares, options, warrants, other securities, interests in technology, intellectual property rights and other proprietary processes, products or services;

(ii) to borrow funds, in the name and on behalf of the Partnership, to enter into agreements and other instruments evidencing the Partnership’s obligations in connection therewith and to pledge the Partnership’s assets as collateral to secure the Partnership’s obligations thereunder;

(iii) to establish, have, maintain or close one or more offices within or without the State of Delaware and in connection therewith to rent or acquire office space and to engage personnel;

(iv) to open, maintain and close bank and brokerage accounts, including the power to draw checks or other orders for the payment of moneys, and to invest such funds as are temporarily not otherwise required for Partnership purposes;

(v) to bring and defend actions and proceedings at law or in equity or before any governmental authority;

(vi) to hire consultants, custodians, attorneys, accountants and such other agents, officers and employees of the Partnership as it may deem necessary or advisable, and to authorize each such agent and employee to act for and on behalf of the Partnership;

(vii) to make all elections, investigations, evaluations and decisions, binding the Partnership thereby, that may, in the judgment of the General Partner, be necessary or appropriate for the accomplishment of the Partnership’s business purposes;

(viii) to enter into, perform and carry out contracts and agreements of every kind necessary or incidental to the accomplishment of the Partnership’s business purpose, and to take or omit to take such other action in connection with the business of the Partnership as may be necessary or desirable to further the business purpose of the Partnership; and

(ix) to carry on any other activities necessary to, in connection with, or incidental to any of the foregoing or the Partnership’s business.

(b) Advisors and Representatives. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized Officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty that is permitted or required to be done by the General Partner hereunder.

(c) Management Generally and Reliance by Third Parties. The management, control and operation of and the determination of policy with respect to the Partnership and its activities shall be vested exclusively in the General Partner, who shall, subject to the other provisions of this Agreement and the Amended and Restated GP Agreement, carry out any and all of the purposes of the Partnership and perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary, advisable, convenient or incidental thereto. Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner.

(d) No Participation in Management. Except as otherwise expressly provided herein or in the Amended and Restated GP Agreement, no Limited Partner, in its capacity as such, shall take part in the management or control of the Partnership or its investment or other activities, vote with respect to any action taken or to be taken by the Partners or the Partnership, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.

3.2 Officers.

(a) Appointment of Officers. The General Partner may appoint individuals as officers (“Officers”) of the Partnership, which may include a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and such other officers (such as a Chairman, a Chief Operating Officer, a Treasurer or any number of Vice Presidents) as the General Partner deems advisable. No Officer need be a Limited Partner. An individual may be appointed to more than one office. No Officer of the Partnership shall have any rights or powers beyond the rights and powers granted to such Officer in this Agreement. The Officers of the Partnership as of the date hereof are listed on the attached Schedule A. Designation of an individual as an Officer of the Partnership shall not of itself create any contractual or employment right for such individual.

(b) Duties of Officers Generally. Subject to the terms of any Officer Employment Agreement, under the direction of and, at all times, subject to the authority of the General Partner, the Officers shall have full and complete discretion to manage and control the day-to-day business, operations and affairs of the Partnership in the ordinary course of its business, to make all decisions affecting the day-to-day business, operations and affairs of the Partnership in the ordinary course of its business and to take all such actions as they deem necessary or appropriate to accomplish the foregoing, in each case, unless the General Partner shall have previously restricted (specifically or generally) such powers. In addition, the Officers shall have such other powers and duties as may be prescribed by the General Partner, this Agreement or such Officer’s Officer Employment Agreement. The Chief Executive Officer or, if there is no Chief Executive Officer, the President shall have the power and authority to delegate to any agents or employees of the Partnership rights and powers of Officers of the Partnership to manage and control the day-to-day business, operations and affairs of the Partnership in the ordinary course of its business, as the Chief Executive Officer or, if applicable, the President may deem appropriate from time to time, in each case, unless the General Partner shall have previously restricted (specifically or generally) such powers.

(c) Authority of Officers. Subject to Section 3.2(b), any Officer of the Partnership shall have the right, power and authority to transact business in the name of the Partnership or to act for or on behalf of or to bind the Partnership. With respect to all matters within the ordinary course of business of the Partnership, third parties dealing with the Partnership may rely conclusively upon any certificate of any Officer to the effect that such Officer is acting on behalf of the Partnership.

(d) Removal, Resignation and Filling of Vacancy of Officers. The General Partner may remove any Officer, for any reason or for no reason, at any time. Any Officer may resign at any time by giving written notice to the General Partner, and such resignation shall take effect at the date of the receipt of such notice or any later time specified in that notice; provided that unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Partnership or such Officer under this Agreement or any other agreement to which such Officer is a party. A vacancy in any office because of death, resignation, removal or otherwise shall be filled in the manner prescribed in this Agreement for regular appointments to such office.

(e) Compensation of Officers. The Officers shall be entitled to receive compensation from the Partnership as determined by the General Partner and in accordance with any applicable Officer Employment Agreement.

(f) Chief Executive Officer. Under the direction of and, at all times, subject to the authority of the General Partner and any limitations set forth in his or her Officer Employment Agreement, the Chief Executive Officer shall have general supervision over the day-to-day business, operations and affairs of the Partnership and shall perform such duties and exercise such powers as are typically incident to or vested in the office of a chief executive officer of a corporation or as set forth in the Chief Executive Officer’s Officer Employment Agreement, if any. Except as otherwise provided in his or her Officer Employment Agreement, if any, the Chief Executive Officer shall have such other powers and perform such other duties as may from time to time be prescribed by the General Partner.

(g) President. Under the direction of and, at all times, subject to the authority of the General Partner and the Chief Executive Officer (if the Chief Executive Officer shall be a different individual) and any limitations set forth in his or her Officer Employment Agreement, the President, if any, shall perform such duties and exercise such powers as are typically incident to or vested in the office of the president of a corporation or as set forth in the President’s Officer Employment Agreement, if any. In the absence of the Chief Executive Officer, the President shall perform the duties of the Chief Executive Officer. The President shall have such other powers and perform such other duties as may from time to time be prescribed by the General Partner or as set forth in the President’s Officer Employment Agreement.

(h) Chief Financial Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Partnership, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital and Interests, and, in general, shall perform all the duties typically incident to or vested in the office of the chief financial officer of a corporation. The Chief Financial Officer shall have custody of the funds and securities of the Partnership, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Partnership. The Chief Financial Officer shall have such other powers and perform such other duties as may from time to time be prescribed by the General Partner, the Chief Executive Officer and, if there is no Chief Executive Officer, the President.

(i) Secretary. The Secretary shall: (i) use reasonable efforts to attend all meetings of the Limited Partners and keep the minutes of the meetings of the Limited Partners in one or more books provided for that purpose; (ii) cause all notices to be given by the Partnership to be duly given in accordance with the provisions of this Agreement and as required by law; (iii) be custodian of the partnership records; (iv) keep a register of the addresses of each Limited Partner which shall be furnished to the Secretary by such Limited Partner; (v) have general charge of the Partners Schedule; and (vi) in general perform all duties typically incident to or vested in the office of secretary of a corporation or as set forth in the Secretary’s Officer Employment Agreement, if any. The Secretary shall have such other powers and perform such other duties as may from time to time be prescribed by the General Partner, the Chief Executive Officer and/or the President.

(j) Other Officers. All other Officers of the Partnership shall have such powers and perform such duties as may from time to time be prescribed by the General Partner and/or the Chief Executive Officer.

3.3 Duties. The General Partner shall deal with all the Limited Partners in good faith, shall act in a manner the General Partner believes in good faith to be in or not opposed to the best interests of the Partnership, and shall have only those duties and obligations as are expressly provided for in this Agreement, and except to the extent so provided, neither the General Partner nor any director of the General Partner shall owe any fiduciary or other duties to the Partnership, any Limited Partner or any other Person. The Officers of the Partnership, in the performance of their duties as such, shall owe to the Partnership and the Limited Partners duties of loyalty and due care of the type owed by the officers of a corporation to the corporation and stockholders of such corporation under the laws of the State of Delaware. Notwithstanding anything contained herein to the contrary, (a) neither the General Partner nor any director of the General Partner or any Officer of the Partnership or any of its Subsidiaries (collectively, the “Covered Persons”) (other than an employee, service provider or consultant of the Operating Company or one of its Subsidiaries) shall have any duty or obligation to bring any Corporate Opportunity to the Partnership or any of its Subsidiaries and (b) each employee, service provider or consultant of the Operating Company or one of its Subsidiaries shall have the obligation to bring to the Partnership or its Subsidiaries a corporate opportunity as determined pursuant to applicable law.

3.4 Performance of Duties; Liability of Officers. In performing his or her duties, the Covered Persons shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports, or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Income or Net Loss of the Partnership or any facts pertinent to the existence and amount of assets from which distributions to Limited Partners might properly be paid), of the following other Persons or groups: (a) one or more Officers or employees of the Partnership or any of its Subsidiaries; (b) any attorney, independent accountant, or other Person employed or engaged by the General Partner, the Partnership or any of the Partnership’s Subsidiaries; or (c) any other Person who has been selected and monitored with reasonable care by or on behalf of the Partnership or any of its Subsidiaries, in each case, as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 17-407 of the Delaware Act. No individual who is a Covered Person shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Partnership or any of its Subsidiaries, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a director or officer of the General Partner or an Officer of the Partnership or any of its Subsidiaries.

3.5 Indemnification.

(a) Notwithstanding Section 3.4, the Indemnified Persons (as defined below) shall not be liable, responsible or accountable for damages or otherwise to the Partnership or any of its Subsidiaries, or to any of the Partners.

(b) To the fullest extent allowed by applicable law, each Partner, Director or Officer of the Partnership or its Subsidiaries, or such Person who is or was serving at the request of the Partnership as a director, manager or officer, of another corporation, limited liability company, partnership, joint venture, trust or other enterprise (each, an “Indemnified Person”) shall not be liable for, and the Partnership shall indemnify each Indemnified Person against, and the Partnership agrees to, and agrees to cause its Subsidiaries to, hold each Indemnified Person harmless from, all claims, actions, suits, proceedings (whether civil, criminal, administrative or investigative), liabilities and expenses arising out of any management of the Partnership or any of its Subsidiaries’ affairs; provided, however, that (i) such Indemnified Person’s course of conduct was pursued in good faith and believed by it, him or her to be in, or not opposed to, the best interests of the Partnership or its Subsidiaries, (ii) such course of conduct did not constitute willful misconduct on the part of such Indemnified Person and (c) with respect to any criminal action or proceeding, such Indemnified Person had no reasonable cause to believe its conduct was unlawful.

(c) To the maximum extent permitted by applicable law, the Partnership shall advance all reasonable attorney’s fees and expenses incurred by such Indemnified Person; provided, that such Indemnified Person provides the Partnership with a written statement that such Indemnified Person shall reimburse the Partnership for such advanced attorney’s fees and expenses if a court of competent jurisdiction determines in a final non-appealable order that such Indemnified Person was not permitted under applicable law to be indemnified for the subject action.

(d) Without limiting the other terms and conditions hereof, each Indemnified Person may consult with legal counsel, accountants and other advisors selected by such Indemnified Person and, to the maximum extent permitted by applicable law, any action or omission suffered or taken in good faith in reliance, and in accordance with, the opinion or advice of any such counsel, accountants or other advisors shall be fully protected and justified with respect to the action or omission so suffered or taken.

(e) The absence of any express provision for indemnification herein shall not limit any right of indemnification existing independently of this Section 3.5. The rights of indemnification provided in this Section 3.5 shall be in addition to any rights to which the Indemnified Person may otherwise be entitled by contract or as a matter of law and shall extend to such Indemnified Person’s heirs, personal representatives and assigns.

(f) Given that certain Jointly-Indemnifiable Claims (as defined below) may arise with respect to an Indemnified Person entitled to indemnification and advancement of expenses under this Section 3.5, the Partnership acknowledges and agrees that in such case the Partnership shall be primarily responsible for the payment to any such Indemnified Person in respect of indemnification or advancement of all out-of-pocket costs of any type or nature whatsoever, in each case, to which such Indemnified Person is entitled hereunder, irrespective of any right of recovery such Indemnified Person may have from any Indemnitee-Related Entities. Under no circumstance shall the Partnership be entitled to any right of subrogation or contribution by any Indemnitee-Related Entities except for any right of subrogation or contribution the Partnership may be entitled to against any Subsidiaries of the Partnership, or the insurer under and pursuant to an insurance policy of the Partnership or any of its Subsidiaries. No right of advancement or recovery such Indemnified Person may have from any Indemnitee-Related Entities shall reduce or otherwise alter the rights of such Indemnified Person or the obligations of the Partnership hereunder except for any advancement or recovery from any Subsidiaries of the Partnership, or the insurer under and pursuant to an insurance policy of the Partnership or any of its Subsidiaries. In the event that any of the Indemnitee-Related Entities shall make any payment to an Indemnified Person entitled to indemnification and advancement of expenses under this Section 3.5 in respect of indemnification or advancement of expenses with respect to any Jointly-Indemnifiable Claim, then (i) the Partnership shall reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, except for payments made by any Subsidiaries of the Partnership, or the insurer under and pursuant to an insurance policy of the Partnership or any of its Subsidiaries, (ii) to the extent not previously and fully reimbursed by the Partnership pursuant to the preceding subparagraph (i), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of such Indemnified Person against the Partnership, except for payments made by any Subsidiaries of the Partnership, or the insurer under and pursuant to an insurance policy of the Partnership or any of its Subsidiaries, and (iii) such Indemnified Person shall execute all documents reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the permitted Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Partnership acknowledges and agrees that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 3.5(f) entitled to enforce this Section 3.5 as though each such Indemnitee-Related Entity were a party to this Agreement. For purposes of this Section 3.5, the following terms shall have the following meanings:

(i) “Indemnitee-Related Entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise from whom an Indemnified Person entitled to indemnification and advancement of expenses under this Section 3.5 may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Partnership may also have an indemnification or advancement obligation.

(ii) “Jointly-Indemnifiable Claims” shall be broadly construed and shall include any claim, demand, action, suit or proceeding for which an Indemnified Person shall be entitled to indemnification or advancement of expenses from both (i) the Partnership, on the one hand, and (ii) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and such Person pursuant to which such Person is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

(g) The foregoing provisions are immediately vested and shall survive any termination or modification of this Agreement.

ARTICLE IV

Limited Partners; Voting Rights and Meetings of Limited Partners

4.1 Voting Rights and Meetings of Limited Partners.

(a) Voting Rights. Except as specifically provided herein or otherwise required by applicable law, for all purposes hereunder, including for purposes of Article III hereof, each Limited Partner shall be entitled to (x) one vote per Series A Preferred Interest held by such Limited Partner other than a Limited Partner who is a Rollover Partner, (y) no votes per Series A Preferred Interest held by such Limited Partner who is a Rollover Partner and (y) no votes per Class A Common Interest held by such Limited Partner. A Limited Partner that owns Series A Preferred Interests entitled to vote pursuant to this Section 4.1(a) may vote or be present at a meeting of the Limited Partners either in person or by proxy.

(b) Meetings of Limited Partners.

(i) Generally. Meetings of the Limited Partners may be called by (i) the General Partner or (ii) by a Limited Partner or Limited Partners holding 50% or more of the then outstanding votes attributable to the then outstanding Series A Preferred Interests entitled to vote pursuant to Section 4.1(a). Only Limited Partners who hold Series A Preferred Interests entitled to vote pursuant to Section 4.1(a) shall have the right to attend meetings of the Limited Partners. All meetings of the Limited Partners shall be held telephonically or at the principal office of the Partnership or at such other place within or without the State of Delaware as may be determined by the General Partner or Limited Partner(s) calling the meeting and set forth in the respective notice or waivers of notice of such meeting. A record shall be maintained by the Partnership of each meeting of the Limited Partners. The Chairman of the board of directors of the General Partner shall preside at all meetings of the Limited Partners.

(ii) Notice of Meetings of the Limited Partners. Written or printed notice stating the place, day and hour of the meeting and, in the case of a special meeting of the Limited Partners, describing the purposes for which the meeting is called shall be delivered not fewer than ten days, but not more than sixty days, before the date of the meeting, by any written method to the General Partner and each holder of Series A Preferred Interests entitled to vote pursuant to Section 4.1(a) (with a copy to the Chief Executive Officer and Secretary of the Partnership), by or at the direction of the Limited Partner(s) calling the meeting or the General Partner, as the case may be. Such notice may, but need not, specify the purpose or purposes of such meeting and may, but need not, limit the business to be conducted at such meeting to such purpose(s).

(iii) Quorum. Except as otherwise provided herein or by applicable law, at any time, a Majority in Voting Interest, represented in person or by proxy, shall constitute a quorum of the Limited Partners for purposes of conducting business. Once a quorum is present at the meeting of the Limited Partners, the subsequent withdrawal from the meeting of any Limited Partner prior to adjournment or the refusal of any Limited Partner to vote shall not affect the presence of a quorum at the meeting. If, however, such quorum shall not be present at any meeting of the Limited Partners, the Limited Partners entitled to vote at such meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a Majority in Voting Interest shall be present or represented. Except as otherwise required by applicable law or this Agreement, resolutions of the Limited Partners at any meeting of Limited Partners shall be adopted by the affirmative vote of a Majority in Voting Interest.

(c) Actions by the Limited Partners without a Meeting. Any action that may be taken at a meeting of the Limited Partners may also be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by a Majority in Voting Interest. A record shall be maintained by the Partnership of each such action taken by written consent of the Limited Partners.

4.2 Registered Limited Partners. The Partnership shall be entitled to treat the owner of record of any Interests as the owner in fact of such Interest for all purposes, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such Interest on the part of any other Person, whether or not it shall have express or other notice of such claim or interest, except as expressly provided by this Agreement or the laws of the State of Delaware.

4.3 Limitation of Liability. No Limited Partner will be obligated personally for any debt, obligation or liability of the Partnership or of any of its Subsidiaries or any other Limited Partner by reason of being a Limited Partner, whether arising in contract, tort or otherwise. Except as expressly provided herein, by the Delaware Act or by applicable law, no Limited Partner shall have any obligation to make any contributions to the Partnership. No Limited Partner in his, her or its capacity as such will have any fiduciary or other duty to another Limited Partner with respect to the business and affairs of, or otherwise with respect to, the Partnership or any of its Subsidiaries. No Limited Partner will have any responsibility to restore any negative balance in his or her Capital Account or to contribute to or in respect of the liabilities or obligations of the Partnership or of any of its Subsidiaries or return distributions made by the Partnership; provided that a Limited Partner shall be required to return any distribution made to it in error.

4.4 New Limited Partners. In order for a Person to be admitted as a Limited Partner of the Partnership, such Person shall have executed and delivered to the General Partner a written undertaking to be bound by the terms and conditions of this Agreement substantially in the form of either (x) with respect to the initial issuance of Class A Common Interests, an Equity Grant Agreement, or (y) with respect any other Interests or the Transfer of any Interests as set forth herein, Exhibit A hereto. Upon the amendment of the Partners Schedule by the General Partner and the satisfaction of any other applicable conditions, including, if a condition, the receipt by the Partnership of payment for the issuance of any applicable Interests, such Person shall be admitted as a Limited Partner and deemed listed as such on the books and records of the Partnership and shall be issued such Limited Partner’s Interests, and the General Partner shall modify the Partners Schedule to reflect such admittance. The General Partner shall also adjust the Capital Accounts of the Limited Partners as necessary in accordance with Section 6.2.

4.5 Withdrawal; Resignation. A Limited Partner shall not cease to be a Limited Partner as a result of the Bankruptcy of such Limited Partner. So long as a Limited Partner continues to own or hold any Interests, such Limited Partner shall not have the ability to resign as a Limited Partner prior to the dissolution and winding up of the Partnership and any such resignation or attempted resignation by a Limited Partner prior to the dissolution or winding up of the Partnership shall be null and void. As soon as any Person who is a Limited Partner ceases to own or hold any Interests, such Person shall no longer be a Limited Partner.

4.6 Death of a Limited Partner. The death of any Limited Partner shall not cause the dissolution of the Partnership. In such event the Partnership and its business shall be continued by the remaining Partner or Partners and the Interests owned by the deceased Limited Partner shall automatically be transferred to such Limited Partner’s heirs (provided, that within a reasonable time after such transfer, the applicable heirs shall sign a joinder to this Agreement substantially in the form of Exhibit A attached hereto).

4.7 Authority. No Limited Partner, in its capacity as a Limited Partner, shall have the power to act for or on behalf of, or to bind the Partnership.

4.8 Corporate Opportunities; Outside Activities. Subject to the terms of any written agreement by any Partner to the contrary (including the non-competition agreements with employees, services providers or consultants of the Operating Company or any of its Subsidiaries), a Partner may have business interests and engage in business activities in addition to those relating to the Partnership, the Operating Company, or any of their respective Subsidiaries, including business interests and activities which compete with the Partnership, the Operating Company or any of their respective Subsidiaries, and (a) no Partner (other than an employee, service provider or consultant of the Operating Company or one of its Subsidiaries) shall have any duty or obligation to bring any Corporate Opportunity to the Partnership, the Operating Company or any of their respective Subsidiaries and (b) each employee, service provider or consultant of the Operating Company or one of its Subsidiaries shall have the obligation to bring to the Partnership or its Subsidiaries a corporate opportunity as determined pursuant to applicable law. Subject to the terms of any written agreement by any Partner to the contrary, none of the Partnership, the Operating Company or any of their respective Subsidiaries or any other Partner shall have any rights by virtue of this Agreement in any business interests or activities of any Partner.

4.9 Spouses of Limited Partners. Spouses of the Limited Partners that are natural persons do not become Limited Partners as a result of such marital relationship. Each spouse of a Limited Partner that is a natural person shall execute and deliver a Spousal Agreement in the form of Exhibit B to evidence his or her agreement and consent to be bound by the terms and conditions of this Agreement as to his or her interest, whether as community property or otherwise, if any, in the Interests owned by such Limited Partner.

ARTICLE V

Interests; Partnership

5.1 Interests Generally. The Partnership Interests of the Partners shall be represented by issued and outstanding Interests, which shall constitute partnership interests under the Delaware Act, and which may be divided into one or more types, classes or series, with each type, class or series having the rights and privileges set forth in this Agreement. The General Partner shall maintain a schedule of all Partners from time to time, their respective mailing addresses, and the Interests held by them (as the same may be amended, modified or supplemented from time to time, the “Partners Schedule”), a copy of which as of the execution of this Agreement is attached hereto as Schedule B. The Partners Schedule will be kept strictly confidential by the Partnership and, except as otherwise determined by the General Partner or as set forth in Section 9.5, no Partner shall have any right to receive or review a copy of the Partners Schedule (except for information thereon that relates solely to such Partner) or obtain other information about the identities of the other Partners or the size or nature of their interests in the Partnership. Ownership of an Interest (or fraction thereof) shall not entitle a Partner to call for a partition or division of any property of the Partnership or for any accounting.

5.2 Authorization of Interests.

(a) Initial Interests.

(i) The Partnership is hereby authorized to issue on the date hereof to the General Partner, each TowerBrook Limited Partner, each Rollover Partner and any other Person designated by the General Partner, a number of Series A Preferred Interests that is determined by dividing (A) the Capital Contribution made to the Partnership by such Partner on or prior to the Effective Date, by (B) the Series A Preferred Original Price Per Interest.

(ii) The Partnership is hereby authorized to issue on the date hereof to each Person listed on the attached Schedule C pursuant to the Incentive Equity Plan the number of Class A Common Interests set forth opposite the name of such Person and to set the Profits Interest Threshold for such Class A Common Interests. Each holder’s Class A Common Interests shall be subject to the terms of this Agreement, the Incentive Equity Plan and the applicable Equity Grant Agreement. Schedule C will be kept strictly confidential by the Partnership and, except as otherwise determined by the General Partner, no Partner, other than a TowerBrook Limited Partner, shall have any right to receive or review a copy of Schedule C (except for information thereon that relates solely to such Partner) or obtain other information about the identities of the other Partners or the size or nature of their interests in the Partnership.

(b) Common Interests. After the date hereof, the General Partner is hereby authorized, by resolution or resolutions, to issue additional Class A Common Interests, and to create and issue other classes and series of Common Interests. With respect to such other classes and series of Common Interests, the General Partner is hereby authorized to create and authorize for issuance any such Common Interests in any class or series and to set the Profits Interest Threshold for such Common Interests by amending this Agreement (without the vote of any

Limited Partners except as expressly provided in Section 5.3, notwithstanding anything to the contrary in Section 14.5) to reflect such creation and authorization, and to establish the Common Interests to be included in each such class or series, and to fix the relative rights, obligations, preferences and limitations of the Common Interests of each such class or series. Subject to the terms of this Agreement, the Partnership is authorized to issue Common Interests to any Person at such price per Common Interest as may be determined by the General Partner and in exchange for contributions of cash or property, the provision of services or such other consideration as may be determined by the General Partner.

(c) Preferred Interests. After the date hereof, the General Partner is hereby authorized, by resolution or resolutions, to issue additional Series A Preferred Interests, and to create and issue other classes and series of Preferred Interests. With respect to such other classes and series of Preferred Interests, the General Partner is hereby authorized to create and authorize for issuance any such Preferred Interests in any class or series by amending this Agreement (without the vote of any Limited Partners except as expressly provided in Section 5.3, notwithstanding anything to the contrary in Section 14.5) to reflect such creation and authorization, and to establish the Preferred Interests to be included in each such class or series, and to fix the relative rights, obligations, preferences and limitations of the Preferred Interests of each such class or series. Subject to the terms of this Agreement, the Partnership is authorized to issue Preferred Interests to any Person at such price per Preferred Interest as may be determined by the General Partner and in exchange for contributions of cash or property, the provision of services or such other consideration as may be determined by the General Partner.

(d) Other Interests. The General Partner is hereby authorized, by resolution or resolutions, to issue options or warrants to purchase Interests, restricted Interests, Interest appreciation rights, phantom Interests, and other securities convertible, exchangeable or exercisable for Interests, on such terms as may be determined by the General Partner in its sole discretion.

5.3 Authorization and Issuance of Interests. In addition to the issuances of Series A Preferred Interests and Class A Common Interests as expressly provided for in this Agreement, the Rollover Agreements and any Equity Grant Agreement, subject to the limitations contained in Section 11.4, the Partnership (with the approval of the General Partner) may issue additional Series A Preferred Interests, Class A Common Interests or other Interests that the General Partner may provide for, create and authorize pursuant to Sections 5.2(b) or 5.2(c) above. Upon the issuance of any Interests, the General Partner shall amend the Partners Schedule to reflect such issuance and adjust the Capital Accounts of the Partners as necessary in accordance with Section 6.2.

5.4 Certificates; Legend. Unless and until the General Partner shall determine otherwise, the Interests shall be uncertificated and recorded in the books and records of the Partnership. In the sole discretion of the General Partner, the issued and outstanding Interests may be represented by certificates. In addition to any other legend required with respect to a particular class, group or series of Interests or pursuant to any other agreement among the Partners and the Partnership, each such certificate shall bear the following legend:

“THE INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE INTERESTS MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS OR PURSUANT TO A WRITTEN OPINION OF COUNSEL FOR THE PARTNERSHIP THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH, A “TRANSFER”) AND VOTING OF ANY OF THE INTERESTS REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF JJILL TOPCO HOLDINGS, LP (THE “PARTNERSHIP”), AS IT MAY BE AMENDED FROM TIME TO TIME, AMONG THE PARTNERSHIP AND THE PARTNERS NAMED THEREIN (THE “PARTNERSHIP AGREEMENT”), A COPY OF WHICH MAY BE INSPECTED AT THE PARTNERSHIP’S PRINCIPAL OFFICE, AND MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS PURSUANT TO ONE OR MORE EQUITY GRANT AGREEMENTS. THE PARTNERSHIP WILL NOT REGISTER THE TRANSFER OF SUCH INTERESTS ON THE BOOKS OF THE PARTNERSHIP UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE PARTNERSHIP AGREEMENT AND ANY APPLICABLE EQUITY GRANT AGREEMENT(S).”

ARTICLE VI

Capital Accounts

6.1 Capital Contributions.

(a) Contemporaneously with the execution of this Agreement, the General Partner, the Initial TowerBrook Limited Partner and each of the Rollover Partners has made a Capital Contribution. The amount of such Capital Contribution and the number of Series A Preferred Interests issued in respect thereof are set forth opposite such Partner’s name on the Partners Schedule.

(b) No Limited Partner shall make or be required to make any additional Capital Contributions with respect to such Limited Partner’s Interests. Except as expressly provided herein, no Limited Partner, in its capacity as a Limited Partner, shall have the right to receive any cash or any other property of the Partnership.

6.2 Capital Accounts.

(a) Maintenance of Capital Accounts. The Partnership shall maintain a “Capital Account” for each Partner on the books of the Partnership in accordance with the following provisions:

(i) Each Partner’s Capital Account shall be increased by the amount of: (A) such Partner’s Capital Contributions pursuant to Section 6.1; (B) any Net Income or other item of income or gain allocated to such Partner pursuant to Section 8.1 or Section 8.2; and (C) Partnership liabilities, if any, assumed by such Partner or secured, in whole or in part, by any Partnership assets that are distributed to such Partner.

(ii) Each Partner’s Capital Account shall be decreased by the amount of: (A) cash and the Fair Value on the date of distribution of any other Partnership property distributed to such Partner pursuant to Article VII and Article X; (B) any Net Loss or other item of loss or deduction allocated to such Partner pursuant to Section 8.1 or Section 8.2; and (C) liabilities, if any, of such Partner assumed by the Partnership.

(b) Succession to Capital Accounts. If any Person is admitted as a substituted Partner in accordance with the provisions of Article XI, such substituted Partner shall succeed to the Capital Account of the transferor Partner to the extent such Capital Account relates to the transferred interest in the Partnership (or portion thereof).

6.3 Negative Capital Accounts. If any Limited Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all Taxable Years), such Limited Partner shall have no obligation to restore such negative balance or to make any Capital Contributions by reason thereof, except as may be required by applicable law, and such negative balance shall not be considered an asset of the Partnership or of any other Person for any purpose whatsoever.

6.4 No Withdrawal. No Partner will be entitled to withdraw any part of his, her or its Capital Contribution or Capital Account or to receive any distribution from the Partnership, except as expressly provided in this Agreement.

6.5 Loans From Partners. Loans by Partners to the Partnership shall not be considered Capital Contributions.

6.6 Status of Capital Contributions. No Limited Partner shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise specifically provided in this Agreement. Except as otherwise provided herein, no Partner shall be required to lend any funds to the Partnership or to make any additional Capital Contributions.

ARTICLE VII

Distributions

7.1 Generally.

(a) Subject to Sections 7.2 and 7.3, the General Partner shall have sole discretion regarding the amounts and timing of distributions to the Partners, in each case subject to the retention and establishment of reserves of, or payment to third parties of, such funds as it deems necessary with respect to the reasonable business needs of the Partnership which shall include the payment or the making of provision for the payment when due of the Partnership’s obligations, including the payment of any management or administrative fees and expenses or any other obligations.

(b) Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make any distribution to the Partners if such distribution would violate Section 17-607 of the Delaware Act or other applicable law.

7.2 Discretionary Distributions.

(a) Distributions. Subject to (i) Sections 7.3 and 10.2(b) and (ii) the terms of any Equity Grant Agreement, available cash or other assets (taking such other assets into account at their Fair Value at the time of distributions) shall be distributed, at such times and in such amounts as the General Partner determines in its sole discretion, in the following order of priority:

(i) first, to the holders of Series A Preferred Interests, in proportion to each such holder’s then Unreturned Capital, until the Unreturned Capital of all holders of Series A Preferred Interests is reduced to zero;

(ii) second, to the holders of Series A Preferred Interests, in proportion to the accrued and unpaid Preferred Return attributable to each such holder, until such holders have received cumulative distributions pursuant to this Section 7.2 in an amount equal to the sum of (A) the amount described in Section 7.2(a)(i), and (B) the Preferred Return; and

(iii) third, subject to Section 7.2(b), to the holders of Series A Preferred Interests and Class A Common Interests, in proportion to the number of Series A Preferred Interests and Class A Common Interests held by each such Partner as of such date as compared to the number of total outstanding Series A Preferred Interests and Class A Common Interests held by all Partners as of such date; provided that no Class A Common Interest shall be considered outstanding for purposes of this Section 7.2(a)(iii), or entitled to any distributions hereunder, until such time that Partnership has made aggregate distributions pursuant to this Section 7.2 following the date of issuance of such Class A Common Interest equal to the Profits Interest Threshold in respect of such Class A Common Interest, and thereafter each Class A Common Interest shall only receive its proportionate share of distributions in excess of such Profits Interest Threshold.

(b) Limitation on Distributions to Holders of Class A Common Interests. It is the intention of the parties to this Agreement that distributions to any holder of Class A Common Interests shall be limited to the extent necessary so that each Class A Common Interest constitutes a Profits Interest. In furtherance of the foregoing, the General Partner shall, if necessary, limit distributions to any holder of a Class A Common Interest so that such distributions do not exceed the available profits in respect of such holder’s related Class A Common Interest. If a Partner’s distributions are reduced pursuant to the preceding sentence, an amount equal to such excess distributions shall be treated as instead apportioned to the other Partners (“Excess Distribution Partners”) under Section 7.2(a) and the General Partner shall make appropriate adjustments (as reasonably determined by the General Partner) to future distributions with respect to each such Partner holding a Class A Common Interest under Section 7.2(a) so that such Partner receives (consistent with the principles of this Section 7.2(b)) an amount equal to such excess distributions out of amounts that, but for this sentence, would have been distributed to such Excess Distribution Partners.

(c) Section 83(b) Elections. Unless otherwise determined by the General Partner, it shall be a condition to the receipt by any Partner of any Class A Common Interests that such Partner make an election under Section 83(b) of the Code within thirty (30) days of the receipt of such Class A Common Interests.

7.3 Tax Advances. (a) Notwithstanding the foregoing distribution provisions of Section 7.2, the Partnership shall make distributions in accordance with this Section 7.3. If, with respect to any Partner(s) as of any quarterly distribution date, (A) the product of (x) the sum of (1) the cumulative historic taxable income allocated to such Partner(s) pursuant to this Agreement (after taking into account any taxable loss so allocated to such Partner(s)) for all Taxable Years, or portions thereof, ending before such distribution date and (2) the taxable net income allocated to such Partner pursuant to this Agreement for the Taxable Year (or portion thereof) that includes such distribution date and (y) the Tax Rate applicable for each of such Taxable Years, exceeds (B) the sum of (x) the aggregate amount distributed to such Partner(s) for all Taxable Years, or portions thereof, ending on or before such distribution date pursuant to Section 7.2 and this Section 7.3 and (y) the aggregate amount distributed or to be distributed to such Partner(s) during such Taxable Year (or portion thereof) ending on such distribution date pursuant Section 7.2 and this Section 7.3, subject to the restrictions of any of the Partnership’s and/or its Subsidiaries’ then applicable debt financing agreements and subject to the retention of any other amounts necessary to satisfy the Partnership’s and/or its Subsidiaries’ obligations as determined in good faith by the General Partner, the General Partner shall make an advance (“Tax Advance”) to all such Partner(s) in an amount up to the aggregate excess tax liability of the Partner(s) in proportion to their respective shares of such excess tax liability. Tax Advances, to the extent payable under this Section 7.3, shall be made on a quarterly estimated basis, at least five days before the date prescribed by the Code for an individual taxpayer to pay quarterly installments of estimated tax.

(b) The General Partner may, in its sole discretion, adjust the computation of the amounts to be distributed and advanced pursuant to this Section 7.3 for any Taxable Year (i) prior to each distribution for such Taxable Year, (ii) upon the filing of the Partnership’s federal income tax return for such Taxable Year, (iii) upon any final determination of the Partnership’s taxable income for such Taxable Year, and (iv) at any other time when in the good faith determination of the General Partner that it appears that a prior estimate has been incorrect, in each case so as to take into account actual determinations or revised estimates of the Partners’ shares of taxable income for such Taxable Year for federal income tax purposes. Following any such adjustment, the amounts to be distributed pursuant to this Section 7.3 shall be adjusted appropriately, or additional distributions shall be made, so as to give effect to such actual determinations and/or revised estimates. If the aggregate of the installment distributions of such amount to any Partner with respect to a Taxable Year exceeds the amount finally so determined by the Partnership for the Taxable Year (such excess amount being such Partner’s “Excess Tax Advance”), such Excess Tax Advances shall be repaid in accordance with Section 7.3(c).

(c) All Tax Advances made on behalf of a Partner shall be repaid to the Partnership by reducing the amount of the next succeeding distribution or distributions which would otherwise have been made to such Partner, or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. To the extent that an amount otherwise distributable to a Partner is so applied, it shall be treated for all purposes hereof (other than for purposes of determining the amounts of Tax Advances pursuant to Section 7.3(a)) as if such amount had actually been distributed to such Partner pursuant to Section 7.2.

7.4 Tax Withholding; Withholding Advances.

(a) Tax Withholding.

(i) If requested by the General Partner, each Limited Partner shall, if able to do so, deliver to the General Partner: (A) an affidavit in a form satisfactory to the General Partner that the applicable Limited Partner (or its direct or indirect owners, as the case may be) is not subject to withholding under the provisions of any United States or non-U.S. federal, state, local, or other law (including, without limitation, the appropriate IRS Form W-8 or W-9); (B) any certificate or other document that the General Partner may reasonably request with respect to any such laws; and/or (C) any other form or instrument reasonably requested by the General Partner relating to any Limited Partner’s status under such law. In the event that a Limited Partner fails or is unable to deliver to the General Partner an affidavit described in subclause (A) or certificate or other documentation described in subclause (B) or (C) of this Section 7.4(a)(i), the General Partner may withhold amounts from such Limited Partner in accordance with Section 7.4(b)(i), and such Limited Partner acknowledges that it may be subject to the deemed Withholding Advances provisions of Section 7.4(b)(ii). Each Limited Partner represents and warrants that any such information and forms furnished by such Limited Partner pursuant to this Section 7.4(a)(i) shall be true and accurate and shall indemnify the Partnership and each of the Partners from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

(b) Withholding Advances—General.

(i) To the extent the Partnership is required by law to withhold or to make tax payments on behalf of or with respect to any Partner (e.g., backup withholding), including any interest and penalties imposed thereon, or with respect thereto (such amounts, “Withholding Advances”), the General Partner may withhold such amounts and make such tax payments as so required.

(ii) If the proceeds to the Partnership are reduced on account of taxes paid by the Partnership or any other Person or withheld (directly or indirectly) by any Person, and such taxes are imposed on or with respect to one or more, but not all of the Partners in the Partnership, the amount of the reduction shall be borne by the relevant Partners and treated as if it were paid by the Partnership as a Withholding Advance with respect to such Partners pursuant to Section 7.4(b)(i) for all purposes of this Agreement.

(c) Repayment of Withholding Advances. All Withholding Advances made on behalf of a Partner, plus interest thereon at a rate equal to LIBOR as of the date of such Withholding Advances plus 2.0% per annum, shall (i) be paid on demand by the Partner on whose behalf such Withholding Advances were made (it being understood that no such payment shall increase such Partner’s Capital Contribution), or (ii) with the consent of the General Partner, in its discretion, be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. Whenever repayment of a Withholding Advance by a Partner is made as described in clause (ii) above, for all other purposes of this Agreement such Partner shall be treated as having received all distributions unreduced by the amount of such Withholding Advance and interest thereon.

(d) Withholding Advances—Reimbursement of Liabilities. Each Partner hereby agrees to reimburse the Partnership and the General Partner for any liability with respect to Withholding Advances (including interest thereon) required or made on behalf of or with respect to such Partner (including penalties imposed with respect thereto); provided, that no Partner shall be required to reimburse the Partnership or the General Partner for any payment by the Partnership or the General Partner of any interest or penalties imposed with respect to Withholding Advances if such payment obligation arose due to the General Partner’s gross negligence or willful misconduct. It is hereby understood and agreed that if the proviso in the preceding sentence applies, then to the extent the payment of such interest or penalties was made by the Partnership, the General Partner shall be responsible for reimbursing the Partnership for the amount of such payment.

(e) Overwithholding. Neither the Partnership nor the General Partner shall be liable for any excess Withholding Advances withheld (directly or indirectly) in respect of any Limited Partner, and, in the event of overwithholding, a Limited Partner’s sole recourse shall be to apply for a refund from the appropriate governmental authority.

ARTICLE VIII

Allocations

8.1 Allocations of Net Income and Net Loss. Except as otherwise provided in this Agreement, Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Partnership shall be allocated among the Partners in a manner such that, after giving effect to the special allocations set forth in Section 8.2, the Capital Account of each Partner, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Partners pursuant to Section 7.2 if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Partnership were distributed in accordance with Section 7.2 to the Partners immediately after making such allocation, minus (ii) such Partner’s share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

8.2 Special Allocations.

(a) Regulatory Compliance. The provisions of Section 6.2, Section 7.2, Section 8.1, this Section 8.2, and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulation. In furtherance of the foregoing, the provisions of Section 704 and the Regulations thereunder addressing qualified income offset, minimum gain chargeback requirements and allocations of deductions attributable to nonrecourse debt and partner nonrecourse debt (as defined in Regulation Section 1.704-2(b)(4)), are hereby incorporated by reference. If, as a result of the provisions of Section 704 of the Code and such Regulations, items of Net Income or Net Loss are allocated to the Partners in a manner that is inconsistent with the manner in which the Partners intend to allocate such items as reflected in Section 8.1, to the extent permitted under such Regulations, items of future income and loss shall be allocated among the Partners so as to prevent such allocations from distorting the manner in which Partnership distributions will be divided among the Partners pursuant to this Agreement.

(b) Modification of Allocations. The allocations set forth in Section 8.1 and this Section 8.2 are intended to comply with certain requirements of the Regulations. Notwithstanding the other provisions of this Article VIII, the General Partner shall be authorized to make, in its reasonable discretion, appropriate amendments to the allocations of items pursuant to this Agreement (i) in order to comply with Section 704 of the Code or applicable Regulations, (ii) to allocate properly items of income, gain, loss, deduction and credit to those Partners who bear the economic burden or benefit associated therewith or (iii) to otherwise cause the Partners to achieve the objectives underlying this Agreement as reasonably determined by the General Partner. If there are any changes after the date of this Agreement in applicable tax law, regulations or interpretation, or any errors, ambiguities, inconsistencies or omissions in this Agreement with respect to allocations to be made to Capital Accounts which would, individually or in the aggregate, cause the Partners not to achieve in any material respect the economic objectives underlying this Agreement, the General Partner may in its discretion make appropriate adjustments to such allocations in order to achieve or approximate such economic objectives.

(c) Adjustments of Capital Accounts. The Capital Accounts of the Partners may, at the discretion of the General Partner, be adjusted in accordance with Regulation section 1.704-1(b)(2)(iv)(f), and thereafter maintained in accordance with Regulation section 1.704-1(b)(2)(iv)(g) (including the computation of Net Income and Net Loss with reference to such adjustment), to reflect the Fair Value of Partnership property whenever an interest in the Partnership is relinquished to the Partnership, whenever an additional Partner is admitted to the Partnership or a Partner makes a Capital Contribution and the amount of capital contributed by such Partner upon its admission or increase, as the case may be, is more than de minimis, whenever an Interest in the Partnership (other than a de minimis interest) is granted as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity or in anticipation of become a partner, upon a liquidation of the Partnership, or as is otherwise permitted under the Code and the Regulations, and shall be adjusted in accordance with Regulation section 1.704-1(b)(2)(iv)(e) in the case of a distribution of more than a de minimis amount of property (other than cash).

8.3 Change in Interest. If there is a change in Partners or in the respective holdings of Partnership Interests or in the respective rights or obligations appurtenant to the Partnership Interests (caused, for example, by the admission of a new Partner or by a Transfer), allocations under this Article VIII for a Taxable Year among the Persons who are or were Partners shall be made in accordance with Section 706 of the Code and, if more than one method is permitted, then in a manner determined by the General Partner.

8.4 Tax Allocations.

(a) Except as otherwise set forth in this Section 8.4, for United States federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Partners in accordance with the allocations of the corresponding items for Capital Account purposes under Sections 8.1 or Section 8.2, for the current and prior Taxable Years.

(b) In accordance with Code Section 704(c) and the Regulations thereunder and Regulation section 1.704–1(b)(4)(i), each item of Partnership taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take into account any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Carrying Value (“Tax Allocations”), and if more than one method is permitted, then in a manner determined by the General Partner.

(c) If the Carrying Value of any Partnership property is adjusted pursuant to Section 8.2(c), subsequent Tax Allocations with respect to such property shall take account of any variation between the adjusted basis of such property for federal income tax purposes and its Carrying Value in the same manner as under Code Section 704(c) and the Regulations thereunder, and if more than one method is permitted, then in a manner determined by the General Partner.

(d) Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Partners according to their interests in such items as determined by the General Partner taking into account the principles of Regulations Section 1.704-1(b)(4)(ii).

(e) Allocations pursuant to this Section 8.4 are solely for income tax purposes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Net Income, Net Loss, distributions or other items pursuant to any provisions of this Agreement.

ARTICLE IX

Elections and Reports

9.1 Generally. The Partnership will keep appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 12.2.

9.2 Tax Status. The Partners intend that the Partnership be treated as a partnership or a disregarded entity, and not as an association taxable as a corporation, for federal, state and local income tax purposes and the Partnership and each Partner shall file all tax returns on the basis consistent therewith.

9.3 Tax Elections. The General Partner will determine whether to make or revoke any available election pursuant to the Code. Each Partner will upon request supply the information necessary to give proper effect to any such election.

9.4 Tax Controversies. The General Partner shall designate the “Tax Matters Partner” (as such term is defined in Code Section 6231) (the “Tax Matters Partner”) for the Partnership which initially shall be the General Partner. The Tax Matters Partner is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably requested by the Tax Matters Partner with respect to the conduct of such proceedings. The Tax Matters Partner will have sole discretion to determine whether the Partnership (either on its own behalf or on behalf of the Partners) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any taxing authority. Any deficiency for taxes imposed on any Partner (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Partner.

9.5 Waiver of Section 17-305 of the Delaware Act; Other Information Rights. Each Limited Partner hereby irrevocably waives any and all rights that such Limited Partner may have to receive information from the Partnership pursuant to Section 17-305 of the Delaware Act. Notwithstanding the foregoing, each Limited Partner shall have the right to the following information upon reasonable demand for any purpose reasonably related to the Limited Partner’s interest as a Limited Partner: (i) a copy of any written partnership agreement and certificate of limited partnership and all amendments thereto, (ii) the number and type of Partnership Interests held by such Limited Partner, and (iii) subject to the limitations set forth in Section 12.2(a), annual audited financial statements as set forth in Section 12.2(a)(ii), provided, however, that the General Partner may redact any information included therein relating to the identities of other Partners and the size or nature of their interests in the Partnership, if applicable or as otherwise provided pursuant to the provisions of Section 12.2(a).

9.6 Schedule K-1. The Partnership shall use reasonable efforts to provide each Partner with such Partner’s U.S. Internal Revenue Schedule K-1 for each Taxable Year within 90 days after the end of such Taxable Year, or as soon as reasonable practicable thereafter.

ARTICLE X

Dissolution and Liquidation

10.1 Dissolution. The Partnership shall be dissolved and its affairs wound up only upon the happening of any of the following events:

(a) upon the determination by the General Partner to dissolve the Partnership; or

(b) the entry of a decree of judicial dissolution under Section 17-802 of the Delaware Act; provided that, notwithstanding anything contained herein to the contrary, no Limited Partner shall make an application for the dissolution of the Partnership pursuant to Section 17-802 of the Delaware Act without the unanimous approval of the Limited Partners.

Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the winding up of the Partnership has been completed, the assets of the Partnership have been distributed as provided in Section 10.2 (taking into account the terms of any Equity Grant Agreement) and the Certificate of Limited Partnership shall have been canceled. No other event, including the retirement, withdrawal, insolvency liquidation, dissolution, insanity, resignation, expulsion, Bankruptcy, death, incapacity or adjudication of incompetency of a Partner, shall cause the existence of the Partnership to terminate.

10.2 Liquidation.

(a) Liquidator. Upon dissolution of the Partnership, the General Partner will appoint a Person to act as the “Liquidator,” and such Person shall act as the Liquidator unless and until a successor Liquidator is appointed as provided in this Section 10.2. The Liquidator will agree not to resign at any time without 30 days’ prior written notice to the General Partner. The Liquidator may be removed at any time, with or without cause, by notice of removal and appointment of a successor Liquidator approved by the General Partner. Any successor Liquidator will succeed to all rights, powers and duties of the former Liquidator. The right to appoint a successor or substitute Liquidator in the manner provided in this Section 10.2 will be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions of this Agreement, and every reference in this Agreement to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner provided in this Section 10.2. The Liquidator will receive as compensation for its services (1) no additional compensation, if the Liquidator is an employee, consultant or other service provider of the Partnership or any of its Subsidiaries, or (2) if the Liquidator is not such a Person, such compensation as the General Partner may approve which shall be borne as an expense of the Partnership plus, in either case, reimbursement of the Liquidator’s reasonable out-of-pocket expenses in performing its duties.

(b) Liquidating Actions. The Liquidator will liquidate the assets of the Partnership and apply and distribute the proceeds of such liquidation, in the following order of priority, unless otherwise required by mandatory provisions of the Delaware Act and any other applicable law:

(i) First, to the payment of the Partnership’s debts and obligations to its creditors (including Partners), including sales commissions and other expenses incident to any sale of the assets of the Partnership, in order of the priority provided by law;

(ii) Second, to the establishment of and additions to such reserves as the Liquidator deems necessary or appropriate; and

(iii) Third, to the Partners, in accordance with Section 7.2 (and in accordance with the terms of any Equity Grant Agreement).

The reserves established pursuant to clause (ii) above will be paid over by the Liquidator to a bank or other financial institution, to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and, at the expiration of such period as the Liquidator deems advisable, such reserves will be distributed to the Limited Partners in accordance with Section 7.2 (and in accordance with the terms of any Equity Grant Agreement) in the manner provided above in this Section 10.2(b). The allocations and distributions provided for in this Agreement are intended to result in the Capital Account of each Limited Partner immediately prior to the distribution of the Partnership’s assets pursuant to this Section 10.2(b) being equal to the amount distributable to such Limited Partner pursuant to this Section 10.2(b).

(c) Distribution in Kind. Notwithstanding the provisions of Section 10.2(b) which require the liquidation of the assets of the Partnership, but subject to the order of priorities set forth in Section 10.2(b), if, upon dissolution of the Partnership, the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or could cause undue loss to the Partners, the Liquidator may, in its sole discretion, defer the liquidation of any assets except those necessary to satisfy Partnership liabilities and reserves, and may, in its absolute discretion, distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 10.2(b), undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind will be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value.

(d) Reasonable Time for Winding Up. A reasonable time will be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 10.2(b) in order to minimize any losses otherwise attendant upon such winding up. Distributions upon liquidation of the Partnership (or any Partner’s interest in the Partnership) and related adjustments will be made by the end of the Taxable Year of the liquidation (or, if later, within 90 days after the date of such liquidation) or as otherwise permitted by Regulations Section 1.704-1(b)(2)(ii)(b).

(e) Termination. Upon completion of the distribution of the assets of the Partnership as provided in Section 10.2(b), the Partnership shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Limited Partnership in the State of Delaware and of all qualifications and registrations of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Partnership.

ARTICLE XI

Transfer of Interests

11.1 Restrictions.

(a) Transfers by TowerBrook Limited Partners. Each TowerBrook Limited Partner may Transfer its Interests to any Person without restriction, subject, as applicable, to compliance with the provisions of this Article XI and Article XII.

(b) Transfers by Other Limited Partners. Except as otherwise expressly provided in this Agreement, each Other Limited Partner may directly or indirectly Transfer Interests only (i) if such Transfer has been approved in writing by the General Partner (which approval the General Partner shall provide only in its sole discretion), (ii) to the Partnership pursuant to the terms of any applicable Equity Grant Agreement, (iii) solely in the case of Series A Preferred Interests held by such Other Limited Partner, pursuant to the exercise by such Other Limited Partner of tag along rights pursuant to Section 11.3, (iv) in connection with an Approved Partnership Sale pursuant to Section 12.1, (v) solely in the case of Series A Preferred Interests held by such Other Limited Partner, to any Permitted Transferee of such Other Limited Partner or (vi) in the case of an Other Limited Partner who is an individual, pursuant to applicable laws of descent and distribution.

(c) Transfers by the TowerBrook Limited Partners of a Majority in Voting Interest. The TowerBrook Limited Partners hereby agree that they will not collectively Transfer Interests owned by the TowerBrook Limited Partners that represent a Majority in Voting Interest determined as of the Effective Date to an Independent Third Party or group of Independent Third Parties unless such Transfer by the TowerBrook Limited Partners is in connection with an Approved Partnership Sale pursuant to Section 12.1.

(d) Effect of a Permitted Transfer. Following a Transfer of any Interest(s) that is permitted under this Article XI, the transferee of such Interest(s) shall succeed to the Capital Account associated with such Interest(s) and shall receive allocations and distributions under Articles VI, VII, VIII and X in respect of such Interest(s). Any Limited Partner who Transfers all his, her or its Interests (i) shall cease to be a Limited Partner upon such Transfer, and (ii) shall no longer possess or have the power to exercise any rights or powers of a Limited Partner of the Partnership.

(e) Void Transfers. Each Limited Partner acknowledges and agrees that such Limited Partner shall not Transfer any Interest(s) except in accordance with the provisions of this Article XI and, to the extent applicable to such Limited Partner, any Equity Grant Agreement. Any attempted Transfer in violation of the preceding sentence shall be deemed null and void for all purposes, and the Partnership will not record any such Transfer on its books or treat any purported transferee as the owner of such Interest(s) for any purpose.

(f) Transfers by Limited Partners to Permitted Transferees. If any Other Limited Partner Transfers Interests to a Permitted Transferee and an event occurs which causes such Permitted Transferee to cease to be a Permitted Transferee (as defined in this Agreement) of such Other Limited Partner then unless, prior to such event, such Permitted Transferee Transfers such Interests back to such Other Limited Partner or to another Permitted Transferee of such Other Limited Partner (but only if such Limited Partner or such Permitted Transferee of such Other Limited Partner has complied with the provisions of Section 11.2 hereof), such event or Transfer shall be deemed a Transfer of Interests subject to all of the restrictions on Transfers of Interests set forth in this Agreement, including this Section 11.1. Upon a Transfer of Interests by a Other Limited Partner who is a director, officer, employee, independent contractor or other service provider of the Partnership or any of its Subsidiaries to a Permitted Transferee, the terms and provisions of this Agreement and any Equity Grant Agreement with respect to such Transferred Interests related to the employment or service or compliance with restrictive covenants, as applicable, of such Other Limited Partner will continue to apply with respect to the Interests Transferred as if no Transfer had occurred.

11.2 Procedures for Transfer.

(a) Notwithstanding anything to the contrary in this Agreement, (i) no transferee of any Interest(s) received pursuant to a Transfer (but excluding transferees that were Limited Partners immediately prior to such a Transfer, who shall automatically become a Limited Partner with respect to any additional Interests they so acquire) shall become a Limited Partner in respect of or be deemed to have any ownership rights in the Interest(s) so Transferred unless the purported transferee is admitted as a Limited Partner as set forth in Section 11.2(b) and (ii) if requested by the General Partner, no Limited Partner may Transfer any Interests (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Partnership an opinion of counsel reasonably acceptable in form and substance to the General Partner (which counsel will be reasonably acceptable to the General Partner) that registration under the Securities Act is not required in connection with such Transfer. The General Partner shall modify the Partners Schedule from time to time to reflect the admittance of any such Limited Partner.

(b) Subject in all events to the general restrictions on Transfers contained in Sections 11.1 and 11.4, no Transfer of
Interest(s) may be completed to a Person that is not already a Limited Partner until the prospective transferee is admitted as a Limited Partner of the Partnership by executing and delivering to the General Partner a written undertaking to be bound by the terms and conditions of this Agreement substantially in the form of Exhibit A hereto. Upon the amendment of the Partners Schedule by the General Partner, such prospective transferee shall be admitted as a Limited Partner and deemed listed as such on the books and records of the Partnership.

11.3 Tag-Along Rights.

(a) At least 10 Business Days prior to the Transfer by any TowerBrook Limited Partner(s) (collectively, the “Transferring Equityholder”) of any Series A Preferred Interests to any Person(s) pursuant to clause (i) of Section 11.1(a) hereof (other than pursuant to a Public Offering and other than with respect to a Transfer of up to 10% in the aggregate of all of the Series A Preferred Interests owned by the TowerBrook Limited Partners as of the Effective Date) (a “Tag-Along Sale”), the Transferring Equityholder shall deliver a written notice (the “Sale Notice”) to each Other Limited Partner that owns Series A Preferred Interests (collectively, the “Recipient Investors”) (with a copy of such notice to the General Partner), specifying in reasonable detail the identity of the prospective transferee(s), the number of Series A Preferred Interests to be Transferred, and the other material terms and conditions of such contemplated Transfer. Any of the Recipient Investors may elect to participate in such contemplated Transfer by delivering written notice to the Transferring Equityholder within 10 Business Days after its receipt of the Sale Notice. If any Recipient Investor elects to participate in such Transfer, each Recipient Investor who elects to participate (the “Tagging Investors”) shall be entitled to sell in such contemplated Transfer, at the same price, form of consideration and on the same terms, up to a number of Series A Preferred Interests to be sold in such contemplated Transfer equal to the product of (x) the quotient determined by dividing the number of Series A Preferred Interests owned by such Tagging Investor by the aggregate number of (i) Series A Preferred Interests owned collectively by all of the Tagging Investors and (ii) Series A Preferred Interests owned collectively by all of the TowerBrook Limited Partners and (y) the aggregate number of Series A Preferred Interests to be sold in such contemplated Transfer. Each Limited Partner Transferring Interests pursuant to this Section 11.3 shall take all reasonably necessary and desirable actions as reasonably directed by the Transferring Equityholder in connection with the consummation of such Transfer, including, without limitation, executing the applicable purchase agreement with respect to the Tag-Along Sale.

(b) Each Tagging Investor shall agree to make the same representations, covenants, indemnities and agreements as the Transferring Equityholder (and shall be subject with respect to the Interests Transferred to the same escrow or other holdback arrangements as the Transferring Equityholder) and agree to the same terms and conditions with respect to the Series A Preferred Interests sold in the Tag-Along Sale to which the Transferring Equityholder agrees, including agreements to (i) make customary individual representations, warranties, covenants and other agreements as to, among other things, the unencumbered title to its Interests and the power, authority and legal right to Transfer its Interests, (ii) provide for contingent or deferred payment of a portion of the aggregate purchase price and the establishment of an escrow account or other form of holdback in connection therewith and (iii) provide that the liability of each such Partner (whether by purchase price adjustment, indemnification or otherwise) is (A) except in respect of any indemnification to be made from any escrow account or other form of holdback, several, and not joint, and pro rata based on the aggregate consideration received by each Partner in such Tag-Along Sale and (B) except in the case of fraud, otherwise limited to the aggregate net consideration received by such Partner in the Tag-Along Sale; provided, that a Partner shall not be responsible for any indemnification obligations and liabilities (including through escrow or holdback arrangements) for breaches of representation and warranties made with respect to any other Partner’s (1) ownership of and title to Interests, (2) organization and authority or (3) conflicts and consents and any other matter concerning such other Partner or for breaches of any covenant specifically relating to any other Partner. Each Partner shall bear its proportionate share (based upon proceeds received) of the costs of any such Tag-Along Sale to the extent such costs are incurred for the benefit of all such Partners participating in the Tag-Along Sale and are not otherwise paid by the Partnership or the acquiring party. Costs incurred by the Partners on their own behalf will not be considered costs of the Tag-Along Sale.

11.4 Limitations. Notwithstanding anything to the contrary in this Agreement, no Interest may be Transferred and the Partnership may not issue any Interest unless (i) such Transfer or issuance, as the case may be, shall not affect the Partnership’s existence or qualification as a partnership under the Delaware Act, (ii) the General Partner shall have determined in its sole discretion, that such proposed Transfer or issuance, alone or together with other Transfers or issuances, does not create a material risk that the Partnership will be treated as a publicly traded partnership for United States federal income tax purposes, (iii) such Transfer or issuance, as the case may be, shall not result in a termination of the Partnership under Code Section 708, unless the General Partner determines that any such termination will not have a material adverse impact on the Partners, and (iv) such Transfer shall not cause all or any portion of the assets of the Partnership to constitute “plan assets” under the Employee Retirement Income Security Act of 1974, the related provisions of the Code and the respective rules and regulations promulgated thereunder, in each case as amended from time to time.

ARTICLE XII

Certain Agreements

12.1 Approved Partnership Sale. If the General Partner and a Majority in Voting Interest (the “Approving Limited Partners”) approve a sale of all or substantially all of the Partnership’s assets determined on a consolidated basis or a sale of all or substantially all of the Partnership’s outstanding Interests (in either case, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise) or any other transaction which has the same effect as any of the foregoing, to an Independent Third Party or group of Independent Third Parties (each such sale or transaction, an “Approved Partnership Sale”), then each holder of Interests will vote for, consent to and raise no objections against the Approved Partnership Sale or the process. If the Approved Partnership Sale is structured as a merger or consolidation, then each holder of Interests shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation. If the Approved Partnership Sale is structured as a Transfer of Interests, then each holder of Interests shall agree to sell all of his, her or its Interests and rights to acquire Interests on the same terms and conditions, in all material respects, as applicable to the respective types of Interests to be Transferred by the Approving Limited Partners (except for the giving effect to the relative preferences of the different types, classes and series of Interests pursuant to, and otherwise as contemplated by, Section 7.2 hereof (and in accordance with the terms of any Equity Grant Agreement)); provided that a holder of Class A Common Interests shall not be required to agree to restrictive covenants relating to non-competition or non-solicitation that are more restrictive (in term or scope) than those to which such holder is then subject. Each holder of Interests shall take all necessary or desirable actions in connection with the consummation of an Approved Partnership Sale as reasonably requested by the Approving Limited Partners or the General Partner, including, without limitation, executing the applicable purchase agreement.

(a) The obligations of the Limited Partners pursuant to this Section 12.1 are subject to the following conditions:

(i) upon the consummation of the applicable Approved Partnership Sale, the aggregate consideration available to the Partnership’s equityholders in connection with such Approved Partnership Sale shall be distributed, as between the different types, classes or series of Interests, based on the rights and preferences set forth in Section 7.2 hereof (taking into account the terms of any Equity Grant Agreement), and as between holders of Interests of a particular type, class or series, ratably based on the Interests of such type, class or series Transferred in such Approved Partnership Sale; and

(ii) each Partner shall agree to make the same representations, covenants, indemnities and agreements as the Majority in Voting Interest approving the Approved Partnership Sale (and shall be subject with respect to the Interests Transferred to the same escrow or other holdback arrangements as the Majority in Voting Interest) and agree to the same terms and conditions to the Approved Partnership Sale as those to which the Majority in Voting Interest agree, including agreements to (i) make customary individual representations, warranties, covenants and other agreements as to, among other things, the unencumbered title to its Interests and the power, authority and legal right to Transfer its Interests (but not with respect to the Partnership or its Subsidiaries or their condition or operations), (ii) provide for contingent or deferred payment of a portion of the aggregate purchase price and the establishment of an escrow account or other form of holdback in connection therewith and (iii) provide that the liability of each such Partner (whether by purchase price adjustment, indemnification or otherwise) is (A) except in respect of any indemnification to be made from any escrow account or other form of holdback, several, and not joint, and pro rata based on the aggregate consideration received by each Partner in such Approved Company Sale and (B) except in the case of fraud, otherwise limited to the aggregate net consideration received by such Partner in the Approved Partnership Sale; provided, that a Partner shall not be responsible for any indemnification obligations and liabilities (including through escrow or hold back arrangements) for breaches of representation and warranties made with respect to any other Partner’s (1) ownership of and title to Interests, (2) organization and authority or (3) conflicts and consents and any other matter concerning such other Partner or for breaches of any covenant specifically relating to any other Partner. Each Partner shall bear its proportionate share (based upon proceeds received) of the costs of any such Approved Partnership Sale to the extent such costs are incurred for the benefit of all such Partners and are not otherwise paid by the Partnership or the acquiring party. Costs incurred by the Partners on their own behalf will not be considered costs of the Approved Partnership Sale; provided, that the costs incurred by any TowerBrook Limited Partner shall, at such TowerBrook Limited Partner’s election, be borne by the Partnership.

(b) Each Limited Partner acknowledges that, depending upon the aggregate consideration to be distributed in connection with an Approved Partnership Sale, certain types, classes or series of Interests may receive less consideration per unit than other types, classes and series of Interests, and certain classes or series of Interests may receive no consideration in such Approved Partnership Sale.

(c) If the General Partner, the Partnership or any of the holders of Interests enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each holder of Interests who is not an “accredited investor,” as that term is defined in Regulation D as promulgated under the Securities Act, will, at the request of the Partnership, appoint either a purchaser representative (as such term is defined in Rule 501 under the Securities Act) designated by the General Partner, in which event the Partnership will pay the fees of such purchaser representative, or another purchaser representative (reasonably acceptable to the General Partner), in which event such holder will be responsible for the fees of the purchaser representative so appointed.

12.2 Financial Statements; Confidentiality.

(a) Financial Statements. The General Partner shall deliver to each Information Rights Partner, at such Information Rights Partner’s request:

(i) an unaudited consolidated quarterly financial statement for the Partnership for each of the first three fiscal quarters of each fiscal year within 60 days after the end of such fiscal quarter (or if later, within five Business Days after the date on which such quarterly financial statement for such fiscal quarter is delivered to the senior lenders of the Partnership’s Subsidiaries); and

(ii) consolidated financial statements for the Partnership for each fiscal year audited by a firm of independent certified public accountants of recognized national standing selected by the General Partner in accordance with United States generally accepted accounting principles as in effect from time to time within 120 days after the end of each such fiscal year (or if later, within five Business Days after the date on which such annual financial statements for such fiscal year are delivered to the senior lenders of the Partnership’s Subsidiaries).

Notwithstanding any provision in this Section 12.2(a) to the contrary, the General Partner may, in its sole discretion, choose to redact any or all such information that constitutes competitively sensitive information (as determined by the General Partner in its sole discretion) set forth in the materials to be delivered pursuant to this Section 12.2(a) to a former director, officer, employee, service provider or consultant of the Partnership or any of its Subsidiaries.

(b) Confidentiality. All information disclosed by the General Partner pursuant to Section 12.2(a) or otherwise pursuant to this Agreement shall be confidential information of the Partnership (other than information which is publicly available not pursuant to a breach of this Section 12.2(b)) and, unless otherwise provided in this Agreement or consented to by the General Partner in writing in advance, including pursuant to any Officer Employment Agreement, shall not be used by the recipients thereof for any purpose other than (i) to monitor and manage their investment in the Partnership, and shall not be disclosed to any third party other than employees, consultants, advisors, accountants, attorneys and other representatives of such recipient on a need-to-know basis, (ii) in the case of any Limited Partner that is (or is controlled by) a private equity fund or other investment fund, the disclosure in a customary manner by such Limited Partner of any such information in confidence to such Limited Partner’s investors, (iii) in connection with a sale to a third-party, but then only upon the execution of a confidentiality agreement by such third-party, and (iv) subject to the next sentence, as required by law or court order. The obligations of the Limited Partners hereunder shall not apply to the extent that the disclosure of information otherwise determined to be confidential is required by applicable law, regulations, stock exchange rules or regulations, subpoena, civil investigative demand or other proceeding; provided that (x) as soon as reasonably practicable, such Limited Partner shall notify the Partnership and the General Partner thereof, which notice shall include the basis upon which such Limited Partner believes the information is required to be disclosed and (y) such Limited Partner shall, if requested by the General Partner and at the sole cost and expense of the Partnership, reasonably cooperate with the Partnership to protect the continued confidentiality thereof.

ARTICLE XIII

Representations and Warranties

13.1 Acknowledgements. Each of the Other Limited Partners acknowledges and agrees that: (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Partnership and its Subsidiaries; (ii) it is not relying on an investment by TCP or its Affiliates as part of its investment decision; and (iii) it has been furnished with or given full access to such information about the Partnership, its Subsidiaries and their respective businesses and operations as it has requested. Such Other Limited Partners acknowledges that he, she or it, as applicable, has been furnished with and has had an opportunity to carefully read this Agreement. Such Other Limited Partner is aware and agrees and acknowledges that:

(a) The Partnership has only recently been formed and has no financial or operating history.

(b) There are substantial risks incident to an investment in the Partnership Interests.

(c) No federal or state agency has passed upon the Partnership Interests or made any finding or determination as to the fairness of an investment in the Partnership Interests.

(d) Such Other Limited Partner should consult with his, her or its own tax advisor regarding all United States federal, state, local and foreign tax considerations applicable to the transactions contemplated hereby. Neither the General Partner, the Partnership, nor any of their Affiliates, employees, agents, members, directors, officers, representatives or consultants, assume any responsibility for the tax consequences to such Other Limited Partner of the disposition of the Partnership Interests or of the acquisition or ownership of the Partnership Interests.

(e) Such Other Limited Partner must bear the economic risk of the Partnership Interests for an indefinite period of time because the Partnership Interests have not been registered for sale under the Securities Act and therefore cannot be sold or otherwise transferred unless either the Partnership Interests are subsequently registered under the Securities Act, or an exemption from such registration is available, and the Partnership Interests cannot be sold or otherwise transferred unless they are registered under applicable state securities laws or an exemption from such registration is available.

ARTICLE XIV

Miscellaneous Provisions

14.1 Notices.

(a) All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation, mailed by internationally recognized overnight courier prepaid or sent via electronic mail to (i) any Limited Partner, at such Limited Partner’s address or e-mail address set forth on the Partners Schedule, and (ii) the Partnership or the General Partner, to the General Partner at the General Partner’s principal place of business or e-mail address (or in any case to such other address as the addressee may from time to time designate in writing to the sender).

(b) All such notices, requests and other communications will (i) if delivered personally to the address as provided in Section 14.1(a) be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in Section 14.1(a), be deemed given upon facsimile confirmation, (iii) if sent via electronic mail to the e-mail address as provided in Section 14.1(a) and (iv) if delivered by overnight courier to the address as provided in Section 14.1(a), be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 14.1).

14.2 GOVERNING LAW. ALL ISSUES AND QUESTIONS CONCERNING THE APPLICATION, CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, AND SPECIFICALLY THE DELAWARE ACT, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

14.3 No Action for Partition. No Partner shall have any right to maintain any action for partition with respect to the property of the Partnership.

14.4 Headings and Sections. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement. Unless the context requires otherwise, all references in this Agreement to Sections, Articles, Exhibits or Schedules shall be deemed to mean and refer to Sections, Articles, Exhibits or Schedules of or to this Agreement.

14.5 Amendments.

(a) General. Except as otherwise expressly set forth in this Agreement (including Section 5.2 which provides among other things for certain amendments to this Agreement with regard to the creation and authorization of certain new classes or series of Preferred Interests and certain new classes or series of Common Interests without a consent or approval that would otherwise be required pursuant to this Section 14.5 and Section 2.2 which provides the name of the Partnership shall be such other name as the General Partner from time to time designate), the Certificate of Limited Partnership, this Agreement and any provision hereof or thereof may be modified, amended or restated only upon the written approval of a Majority in Voting Interest and the TowerBrook Majority Holders (if the two differ), and any such modification, amendment or restatement to which such written approval is obtained will be binding upon the Partnership and each Partner.

(b) Adverse Amendments. Notwithstanding Section 14.5(a), (i) no such modification, amendment or restatement that is adverse in any material respect to any Limited Partner in his, her or its capacity as such (without regard to any individual tax circumstances) as compared to similarly situated Limited Partners shall be binding on such Limited Partner unless such modification, amendment or restatement has been approved in writing by such Limited Partner and (ii) no such modification, amendment or restatement that is adverse in any material respect to the holders of Class A Common Interests as compared to similarly situated holders of Series A Preferred Interests shall be binding on the holders of Class A Common Interests unless such modification, amendment or restatement has been approved in writing by a majority of the holders of Class A Common Interests.

(c) Capital Contributions; Limited Liability. Notwithstanding Section 14.5(a), no such modification, amendment or restatement will (i) increase any Limited Partner’s obligation to make Capital Contributions or (ii) modify the limited liability of any Partner as described in this Agreement, in each case, without the written approval of such Partner.

14.6 Binding Effect. Except as otherwise provided to the contrary in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Partners, their distributees, heirs, legal representatives, executors, administrators, successors and permitted assigns.

14.7 Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (and may be transmitted via facsimile or scanned pages), each of which shall be deemed to be an original and shall be binding upon the Partner who executed the same, but all of such counterparts shall constitute the same agreement.

14.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

14.9 Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The Partners agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

14.10 Business Days. If any time period for giving notice or taking action under this Agreement expires on a day which is a Saturday, Sunday or holiday in the state in which the General Partner’s chief executive office is located, the time period shall be automatically extended to the Business Day immediately following such Saturday, Sunday or holiday.

14.11 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

14.12 No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

14.13 Entire Agreement and Incorporation by Reference. Except as otherwise expressly set forth in this Agreement, this Agreement and the other agreements referred to in this Agreement (including the Rollover Agreements, the Incentive Equity Plan, the Equity Grant Agreements and the Officer Employment Agreements) embody the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way. This Agreement amends and restates the Prior Agreement in its entirety.

14.14 Conflict Between this Agreement, the Incentive Equity Plan and any Equity Grant Agreement. Notwithstanding anything to the contrary in this Agreement, in the event of a conflict between any term or provision contained herein and a term or provision of the Incentive Equity Plan and/or any Equity Grant Agreement, the General Partner shall resolve such conflict in its sole discretion.

14.15 Parties in Interest. Nothing herein shall be construed to be to the benefit of or enforceable by any third party, including any creditor of the Partnership or any of its Subsidiaries.

14.16 Qualified Initial Public Offering.

(a) If at any time the General Partner desires to cause (i) a Transfer of all the issued and outstanding Interests to a newly organized corporation or other business entity and/or an existing corporate subsidiary of the Partnership (an “IPO Newco”), (ii) a merger or consolidation of the Partnership into or with an IPO Newco as provided under Section 17-211 of the Delaware Act or otherwise, (iii) a distribution by the Partnership to the Partners (in accordance with the provisions of Section 7.2 hereof (taking into account the terms of any Equity Grant Agreement)) of issued and outstanding shares of capital stock of any corporate subsidiary of the Partnership as an IPO Newco or (iv) another restructuring of the Partnership into an IPO Newco, including by way of the conversion of the Partnership into a corporation (any such corporation, also an “IPO Newco”), in any case, in connection with the initial Public Offering (a “Qualified Initial Public Offering”), then each Limited Partner shall take such steps to effect such transfer, merger, consolidation, distribution or other restructuring as may be requested by the General Partner, including transferring or tendering such Limited Partner’s Interests to IPO Newco in exchange or consideration for shares of capital stock or other equity interests of IPO Newco, determined in accordance with the valuation procedures set forth in Section 14.16(b).

(b) In connection with a transaction described in Section 14.16(a), the General Partner shall, in good faith, determine the Fair Market Value of the Interests transferred to or otherwise converted or exchanged in connection with the applicable transaction of the Partnership with IPO Newco, the aggregate Fair Market Value of IPO Newco and the number of shares of capital stock or other equity interests to be issued to each Partner in exchange or consideration therefor. Notwithstanding the foregoing, in determining such Fair Market Value of the Interests, (i) the offering price of the applicable Public Offering will be used by the General Partner to determine such Fair Market Value of the Interests, and (ii) the impact of the provisions of Sections 7.2 and 10.2(b) will be taken into account (taking into account the terms of any Equity Grant Agreement). If the IPO Newco is a direct or indirect subsidiary of the Partnership, and the shares of the IPO Newco held by the Partnership or its direct or indirect subsidiaries are not distributed to Partners, each holder of Interests may, upon a Qualified Initial Public Offering, elect to receive, in redemption of such Interests, the number of shares of the IPO Newco such holder would have received in respect of such Interests, had the shares of IPO Newco issued to the Partnership been distributed by the Partnership to the holders of Interests, in accordance with the provisions of Section 7.2 hereof and using the valuation procedures described in this Section 14.16(b).

(c) Each Limited Partner hereby agrees (i) not to effect any sale or distribution of any Interests (or any equity securities issued in exchange for, or distributed with respect to, Interests, including any equity securities of IPO Newco) or any securities convertible into or exchangeable or exercisable for Interests (or any equity securities issued in exchange for, or distributed with respect to, Interests, including any equity securities of IPO Newco), during the 180-day period beginning on the effective date of a Public Offering (except as part of such Public Offering, if otherwise permitted), unless the underwriters managing such Public Offering otherwise agree (which agreement shall be equally applicable to all Limited Partners) and (ii) to execute and deliver any reasonable agreement which is consistent with the provisions of clause (i) of this Section 14.16(c) and which may be required by the underwriters managing such Public Offering.

(d) Notwithstanding anything herein to the contrary but subject to Section 14.5(b), upon the consummation of a Public Offering, this Agreement may be amended or restated upon the written approval of a Majority in Voting Interest and the TowerBrook Majority Holders on any terms so approved, provided that the provisions of Sections 12.2(b) and 14.16(c) shall in any event survive any such amendment or restatement and will continue to be enforceable by the Partnership and the General Partner, acting on behalf of the Partnership.

(e) The parties shall enter into a registration rights agreement that shall contain customary registration rights in favor of the TowerBrook Limited Partners, and Limited Partners holding Series A Preferred Interests and Vested Class A Common Interests will be entitled to customary “piggyback” registration rights.

14.17 Mergers and Consolidations. Any merger or consolidation of the Partnership with or into another entity shall require the approval of only a Majority in Voting Interest and the TowerBrook Majority Holders. The approval of any such merger or consolidation as provided in the immediately preceding sentence shall be deemed to meet all of the requirements of Partner approval of a merger or consolidation, as the case may be, for purposes of the Delaware Act, including Section 17-211 of the Delaware Act.

14.18 Conflicting Agreements. Each Partner represents that such Partner has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement, and no Partner shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with or conflicts with the provisions of this Agreement.

14.19 Venue and Submission to Jurisdiction. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT (INCLUDING AGAINST ANY DIRECTOR OR OFFICER OF THE PARTNERSHIP OR THE GENERAL PARTNER) SHALL BE BROUGHT SOLELY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND EACH PARTNER HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURT FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS. IN ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING, EACH PARTNER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH IN THE BOOKS AND RECORDS OF THE PARTNERSHIP. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Agreement of Limited Partnership of JJill Topco Holdings, LP as of the date first above written.

GENERAL PARTNER:

JJ HOLDINGS GP, LLC

By:	/s/ Glenn F. Miller
	Name:	Glenn F. Miller
	Title:	Vice President

LIMITED PARTNERS:

TI IV JJill Holdings, LP

By:	TI IV JJ GP, LLC
Its:	General Partner

By:	/s/ Glenn F. Miller
	Name:	Glenn F. Miller
	Title:	Vice President and Secretary

Exhibit A

FORM OF JOINDER TO

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

THIS JOINDER (this “Joinder”) to the Amended and Restated Agreement of Limited Partnership of JJill Topco Holdings, LP, a Delaware limited partnership (the “Partnership”), dated as of May 8, 2015, as amended or restated from time to time, by and among the General Partner and the Limited Partners of the Partnership (the “Agreement”), is made and entered into as of [                    ], 2015 by and between the Partnership and [                    ] (“Holder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, on the date hereof, Holder has acquired [                ] [Series A Preferred Interests] [Class A Common Interests] from [                    ] and the Agreement and the Partnership require Holder, as a holder of such [Series A Preferred Interests] [Class A Common Units], to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1. Agreement to be Bound. Holder hereby (i) acknowledges that it has received and reviewed a complete copy of the Agreement and (ii) agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, a Limited Partner for all purposes thereof and entitled to all the rights incidental thereto.

2. Partners Schedule. For purposes of the Partners Schedule, the address of the Holder is as follows:

[Name]

[Address]

3. Governing Law. This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflicts of laws.

4. Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

5. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

IN WITNESS WHEREOF, the parties hereto have executed this Joinder to the Amended and Restated Agreement of Limited Partnership of JJill Topco Holdings, LP as of the date set forth in the introductory paragraph hereof.

JJill Topco Holdings, LP By: JJ Holdings GP, LLC its General Partner

By:
Name:
Title:

[HOLDER]

By:
Name:
Title:

[Signature Page to Joinder to Amended and Restated Agreement of Limited Partnership of JJill Topco Holdings, LP]

Exhibit B

FORM OF SPOUSAL AGREEMENT

The undersigned spouse of a Limited Partner becoming a party to the Amended and Restated Agreement of Limited Partnership, as amended and/or restated from time to time (the “Partnership Agreement”) of JJill Topco Holdings, LP, a Delaware limited partnership, is aware of, understands and consents to the provisions of the Partnership Agreement and, to the extent applicable, any Equity Grant Agreement (as such term is defined in the Partnership Agreement) and its binding effect upon any community property interest or marital settlement awards he or she may now or hereafter own or receive, and agrees that the termination of his or her marital relationship with such Limited Partner for any reason shall not have the effect of removing any Interests subject to the Partnership Agreement and, to the extent applicable, any Equity Grant Agreement from the coverage thereof and that his or her awareness, understanding, consent and agreement is evidenced by his or her signature below.

Name of applicable Limited Partner:

[Spouse’s Name]

Schedule A

Officers of JJill Topco Holdings, LP

(as of May 8, 2015)

Paula Bennett	President and Chief Executive Officer
David Biese	Senior Vice President and Chief Financial Officer
Glenn Miller	Vice President

Schedule B

JJill Topco Holdings, LP

Partners Schedule

(as of May 8, 2015)

Maintained by the general partner.

Schedule C

Persons Holding Class A Common Interests

Maintained by the general partner.